U.S. SECURITIES AND EXCHANGE COMMISSION
                             450 Fifth Street, N.W.
                             Washington, D.C. 20549

                                    FORM SB-2

                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933

                       EAGLE WIRELESS INTERNATIONAL, INC.
              (Exact name of small business issuer in its charter)

                             COMMISSION FILE NUMBER:

           TEXAS                          3669                  76-0494995
           -----                          ----                  ----------
  (State or jurisdiction of    (Primary Standard Industrial    (IRS Employer
Incorporation or Organization)  Classification Code Number)  Identification No.)

                              101 Courageous Drive
                           League City, TX 77573-3925
                                 (281) 538-6000
          (Address and telephone number of principal executive offices)

                              101 Courageous Drive
                           League City, TX 77573-3925
                     (Address of principal place of business
                     or intended principal place of business)

                            H. Dean Cubley, President
                       Eagle Wireless International, Inc.
                              101 Courageous Drive
                              League City, TX 77573
                            Telephone (281) 538-6000
                            Facsimile (281) 334-5302
                (Name, Address, Including Zip Code, and Telephone
                Number, Including Area Code, of Agent for Service)

                                    Copy to:
                                 Richard O. Weed
                                 Weed & Co. L.P.
                         4695 MacArthur Court, Suite 530
                             Newport Beach, CA 92660
                            Telephone (949) 475-9086
                            Facsimile (949) 475-9087

Approximate date of proposed sale to public: As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

CALCULATION OF REGISTRATION FEE

----------------------------------------- -------------- ----------------------- --------------------------- ----------------------
TITLE OF EACH CLASS OF SECURITIES TO BE    AMOUNT TO BE     PROPOSED MAXIMUM         PROPOSED MAXIMUM               AMOUNT OF
REGISTERED                                  REGISTERED   OFFERING PRICE PER UNIT  AGGREGATE OFFERING PRICE      REGISTRATION FEE
----------------------------------------- -------------- ----------------------- --------------------------- ----------------------
$.001 par value common stock underlying
stock options                                   350,000                   $1.50                    $525,000                $145.95
----------------------------------------- -------------- ----------------------- --------------------------- ----------------------
$.001 par value common stock underlying
stock options                                    75,000                   $1.92                    $144,000                 $40.03
----------------------------------------- -------------- ----------------------- --------------------------- ----------------------
$.001 par value common stock underlying
stock options                                    50,000                   $3.00                    $150,000                 $41.70
----------------------------------------- -------------- ----------------------- --------------------------- ----------------------
$.001 par value common stock underlying
stock options                                    50,000                   $1.55                     $77,500                 $21.55
----------------------------------------- -------------- ----------------------- --------------------------- ----------------------
$.001 par value common stock underlying
stock options                                    50,000                   $9.56                    $478,000                $132.88
----------------------------------------- -------------- ----------------------- --------------------------- ----------------------
$.001 par value common stock underlying
stock options                                    25,000                   $1.92                     $48,000                 $13.34
----------------------------------------- -------------- ----------------------- --------------------------- ----------------------
$.001 par value common stock underlying
stock options                                    25,000                  $10.00                    $250,000                 $69.50
----------------------------------------- -------------- ----------------------- --------------------------- ----------------------
$.001 par value common stock underlying
stock options                                    25,000                  $7.625                    $190,625                 $52.99
----------------------------------------- -------------- ----------------------- --------------------------- ----------------------
$.001 par value common stock underlying
stock options                                    20,000                   $2.01                     $40,200                 $11.18
----------------------------------------- -------------- ----------------------- --------------------------- ----------------------
$.001 par value common stock underlying
stock options                                   250,000                  $12.00                   $3,00,000                   $834
----------------------------------------- -------------- ----------------------- --------------------------- ----------------------
$.001 par value common stock underlying
stock options                                   250,000                  $18.00                  $4,500,000                 $1,251
----------------------------------------- -------------- ----------------------- --------------------------- ----------------------
$.001 par value common stock                    100,000                   $7.75                    $775,000                $215.46
----------------------------------------- -------------- ----------------------- --------------------------- ----------------------
$.001 par value common stock                    100,000                   $7.63                    $762,500                $211.98
----------------------------------------- -------------- ----------------------- --------------------------- ----------------------
$.001 par value common stock                     30,000                   $7.63                    $146,400                 $63.59
----------------------------------------- -------------- ----------------------- --------------------------- ----------------------
$.001 par value common stock                     19,339                   $7.63                     $94,374                 $40.99
----------------------------------------- -------------- ----------------------- --------------------------- ----------------------
$.001 par value common stock                      3,345                   $7.63                     $14,484                  $7.09
----------------------------------------- -------------- ----------------------- --------------------------- ----------------------
$.001 par value common stock                      1,083                   $7.63                      $2,902                  $2.30
----------------------------------------- -------------- ----------------------- --------------------------- ----------------------
$.001 par value common stock                        913                   $7.63                      $5,651                  $1.94
----------------------------------------- -------------- ----------------------- --------------------------- ----------------------
$.001 par value common stock                        480                   $7.63                        $600                  $1.02
----------------------------------------- -------------- ----------------------- --------------------------- ----------------------
$.001 par value common stock                        244                   $7.63                        $320                  $0.52
----------------------------------------- -------------- ----------------------- --------------------------- ----------------------
$.001 par value common stock                        163                   $7.63                        $918                  $0.35
----------------------------------------- -------------- ----------------------- --------------------------- ----------------------
Total                                         1,425,567                                          $8,206,974              $3,159.36
----------------------------------------- -------------- ----------------------- --------------------------- ----------------------

The registration fee was calculated pursuant to Rule 457(c) and (g) under the Securities Act of 1933.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.

The Registrant may amend this registration statement. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. Eagle Wireless International Inc. may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                   PROSPECTUS

1,425,567 Shares 255,567 Shares of Common Stock and 1,170,000 Shares of Common Stock underlying Stock Options and Warrants

                       EAGLE WIRELESS INTERNATIONAL, INC.

This prospectus relates to the public offering, which is not being underwritten, of 1,425,567 shares of common stock of Eagle Wireless International, Inc., a Texas corporation ("Eagle"). 1,170,000 of the shares offered are shares underlying stock options or warrants exercisable at prices ranging from $1.55 to $18.00. The selling stockholders may offer their shares of common stock through public or private transactions, on or off the American Stock Exchange ("AMEX"), at prevailing market prices, or at privately negotiated prices. Eagle will not receive any of the proceeds from the sale of the shares of the common stock by the selling stockholders, but will receive the exercise price of the stock options and warrants.

Eagle's common stock is traded on AMEX, under symbol "EAG." On June 30, 2000, the last reported sale price for the common stock was $7.625 per share.

YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 6 OF THIS PROSPECTUS BEFORE PURCHASING ANY OF THE COMMON STOCK OFFERED BY THIS PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                  The date of this prospectus is July 3, 2000.

                                TABLE OF CONTENTS

                                                                            PAGE
Prospectus Summary..........................................................  3
Risk Factors................................................................  5
Use of Proceeds.............................................................  8
Determination of Offering Price.............................................  8
Dilution....................................................................  8
Selling Security Holders....................................................  8
Plan of Distribution........................................................  9
Legal Proceedings........................................................... 10
Directors, Executive Officers, Promoters and Control Persons................ 10
Security Ownership of Certain Beneficial Owners and Management.............. 11
Description of Securities................................................... 12
Experts..................................................................... 13
Disclosure of Commission Position of Indemnification for Securities
  Act Liabilities........................................................... 13
Organization Within Last Five Years......................................... 13
Description of Business..................................................... 13
Management's Discussion and Analysis of Financial Condition and
  Results of Operations..................................................... 20
Description of Property..................................................... 22
Executive Compensation...................................................... 23
Financial Statements........................................................ 24
Changes and disagreements with accountants on accounting and financial disclosure...................................................... 55

                               PROSPECTUS SUMMARY

Eagle Wireless International, Inc.

      Eagle Wireless International, Inc. ("Eagle") is a worldwide supplier of telecommunications equipment and related software used by service providers in the paging and other wireless personal communications markets. In addition, radio remote control products have been added to the product line. Recently, Eagle introduced a multi-media home entertainment product to the telecommunications industry. Eagle designs, manufactures, markets, and services its products under the Eagle name. These products include transmitters, receivers, controllers, software and other equipment used in personal communications systems, including paging, voice messaging, cellular and message management, and mobile data systems, and radio and telephone systems. Eagle recently incorporated Broadbandmagic.com, Inc., a wholly owned subsidiary, which will focus on the development, marketing and sale of Eagle's new multi-media set-top-box products.

      Eagle is located at 101 Courageous Drive, League City, Texas 77573 and its telephone number is (281) 538-6000.

The Offering

Common stock outstanding as
of June 30, 2000                         24,214,736

Common stock offered by the
selling stockholders, including
shares underlying stock options
and warrants                             1,425,567 shares

Market for Eagle common stock            Eagle common stock and class B warrants
                                         are listed on the American Stock
                                         Exchange under the symbols EAG and
                                         EAG-tb, respectively. The market for
                                         common stock and class B warrants is
                                         limited, sporadic and highly volatile.
                                         Eagle Wireless can provide no assurance
                                         that there will be a market for its
                                         stock in the future.

                                  RISK FACTORS

      Before purchasing the shares offered by this prospectus, you should carefully consider the risks described below, in addition to the other information presented in this prospectus or incorporated by reference into this prospectus. If any of the following risks actually occur, they could adversely affect Eagle's business, financial condition or results of operations. In such case, the trading price of Eagle common stock could decline and you may lose all or part of your investment.

EAGLE HAS A LIMITED OPERATING HISTORY AND EXPECTS TO ENCOUNTER RISKS FREQUENTLY FACED BY SUCH COMPANIES

      Eagle has a limited operating history and, accordingly, is subject to all the substantial risks inherent in the commencement of a new business enterprise. Additionally, Eagle has a limited business history that investors can analyze to aid them in making an informed judgment as to the merits of an investment in Eagle. Any investment in Eagle should be considered a high risk investment because the investor will be placing funds at risk in a start-up company with unforeseen costs, expenses, competition and other problems to which start-up ventures are often subject. Eagle's prospects must be considered in light of the risks, expenses and difficulties encountered in establishing a new business in a highly competitive industry characterized by rapid technological development.

ALTHOUGH EAGLE HAS HAD A HISTORY OF EARNINGS, EAGLE HAS HAD A DECREASE IN EARNINGS AND REVENUES IN FISCAL 1999 AND FOR THE FIRST SIX MONTHS OF FISCAL 2000. THEREFORE, EAGLE MAY INCUR LOSSES IN THE FUTURE AND THERE CAN BE NO ASSURANCE WHEN OR IF IT WILL SUSTAIN LONG-TERM PROFITABILITY

      Eagle had net sales of $4,827,434 and net earnings of $770,968 for the year ended August 31, 1998 and net sales of $2,217,275 and net earnings of $168,271 for the year ended August 31, 1999. The decreases in Eagle's earnings and revenues are primarily attributed to completion of contracts for its paging and personal communication systems and increases in research and development expenses for its convergent set-top device. However, net sales of $1,658,000 and net earnings of $149,000 for the six months ended February 28, 1999 compared to net sales of $1,903,000 and net earnings of $223,000 for the six-month period ended February 29, 2000 show slight increases. However, Eagle may incur losses in the future, and there can be no assurance when or if it will sustain long-term profitability.

EAGLE MAY NOT BE ABLE TO MEET ITS CAPITAL REQUIREMENTS AND MAY ENCOUNTER LIMITED SOURCES OF LIQUIDITY, WHICH MAY LIMIT ITS ABILITY TO FULLY EXECUTE ITS BUSINESS STRATEGY

      Eagle requires substantial capital to pursue its operating strategy and implement its business plan. Eagle's current level of operations is consuming cash at a rate of $200,000 per month and is expected to continue at this rate through the end of the fiscal year. Eagle currently has approximately $1.1 million available for use from its credit facility. For the next six months, Eagle's primary financing activities will be from its credit facility, and the exercise of various classes of warrants which it believes will provide the necessary working capital for operations. Currently, Eagle is in negotiations for a term loan to provide additional working capital to fund the development for Eagle's expanded development line. For its long term financing needs, Eagle has an additional $3 million available for use from its credit facility, subject to certain terms and conditions. Eagle may need additional debt or equity capital in order to continue to fund its business operations and finance its growth. There can be no assurance that Eagle will be able to obtain funding from any external source on suitable terms, if at all. A decrease in expected revenues resulting from adverse economic conditions or otherwise, unforeseen costs, insufficient market penetration, inability to collect Eagle's receivable from Link-Two Communications and any new product introductions could shorten the period during which the current working capital may be expected to satisfy Eagle's capital requirements.

EAGLE'S PRODUCTS ARE SUBJECT TO RAPID TECHNOLOGICAL CHANGE AND AN INABILITY ON ITS PART TO ADAPT OR ADJUST ITS TECHNOLOGY TO SUCH DEVELOPMENTS MAY HAVE A MATERIAL ADVERSE EFFECT ON ITS BUSINESS

      The design, development, and manufacturing of personal communication systems, specialized mobile radio products and multimedia entertainment products are highly competitive and characterized by rapid technology changes. Eagle will compete with other existing products and may compete against other development technology. Development by others of new or improved products or technologies may make Eagle's products obsolete or less competitive. While management believes that Eagle's products are based on established state-of-the-art technology, there can be no assurance that they will not be obsolete in the near future or that Eagle will be able to develop a commercial market for its products in response to future technology advances and developments.

EAGLE'S CONVERGENT SET-TOP BOXES ARE IN THE INITIAL STAGES OF DEVELOPMENT, AND EAGLE MAY NOT BE ABLE TO EFFECTIVELY MASS PRODUCE OR MASS MARKET THESE NEW PRODUCTS

      Eagle has developed several prototypes of its convergent set-top box product line, and is currently in negotiations to obtain the necessary financing to produce and market these devices. Eagle may not be able to obtain such financing, and even if it does may not be able to effectively mass produce or mass market these products. Additionally, Eagle currently does not have any contracts with customers for the purchase of these products.

EAGLE IS DEPENDENT ON CERTAIN MEMBERS OF ITS KEY PERSONNEL AND LOSS OF THESE PERSONNEL MAY HAVE AN ADVERSE EFFECT ON ITS BUSINESS

      The success of Eagle is dependent upon, among other things, the services of H. Dean Cubley, president and chief executive officer and James Futer, executive vice-president and chief operating officer. The loss of the services of Dr. Cubley or Mr. Futer, for any reason, could have a material adverse effect on the prospects of Eagle. Eagle has not entered into employment agreements with Dr. Cubley and Mr. Futer but does maintain $ 5 million of key-man life insurance on Dr. Cubley. Eagle has enlisted experienced personnel in several key positions; however, there can be no assurance that Eagle will be able to continue to attract and retain qualified employees to implement its business plan.

EAGLE'S SUCCESS DEPENDS UPON ITS ABILITY TO PROTECT ITS PROPRIETARY TECHNOLOGIES

      Eagle relies on certain non-disclosure agreements with employees, and common law remedies with respect to certain of its proprietary technology. Eagle has not completed filing for or obtained patents on its key technology, and there can be no assurance that the patents will be issued if applied for in the future. There can be no assurance that others will not misappropriate Eagle's proprietary technologies or develop competitive technologies or products that could adversely affect Eagle. In addition, although Eagle is not aware of any infringement claims against it or any circumstances that could lead to such claims, there can be no assurance that such a claim could not be made which could adversely affect its business.

      Eagle's efforts to protect its intellectual property may cause it to become involved in costly and lengthy litigation which could seriously harm its business. In recent years, there has been significant litigation in the United States involving patents and other intellectual property rights. Although it has not become involved in intellectual property litigation, it may become involved in litigation in the future to protect its intellectual property or defend allegations of infringement asserted by others. Legal proceedings could subject it to significant liability for damages and subject it to significant liability for damages or invalidate Eagle's proprietary rights. Any litigation, regardless of its outcome, would likely be time consuming and expensive to resolve and would divert management's time and attention. Any potential intellectual property litigation also could force Eagle to take specific actions, including:

      o Cease selling its products that use the challenged intellectual property;

      o Obtain from the owner of the infringed intellectual property a right a license to sell or use the relevant technology, which license may not be available on reasonable terms, or at all; or

      o  Redesign those products that use infringing intellectual property.

THE PAGING AND PERSONAL COMMUNICATIONS INDUSTRY IS HEAVILY REGULATED AND COMPLIANCE WITH FEDERAL LAWS MAY BE OVERLY BURDENSOME AND COSTLY FOR EAGLE

      The paging and personal communications industry is heavily regulated. Although compliance with such laws and regulations historically has not had a material adverse effect on Eagle's competitive position, operations or financial condition or required material capital expenditures, there is no assurance that the implementation of new or amended laws or regulations in the future would not have such an effect or require such expenditures.

EAGLE FACES SUBSTANTIAL COMPETITION FROM COMPETITORS WITH SIGNIFICANTLY GREATER RESOURCES

      The wireless personal communications industry includes equipment manufacturers that serve many of the same customers served by Eagle. Substantially all of Eagle's competitors have significantly greater resources, including financial, technical and marketing, than Eagle, and there can be no assurance that Eagle will be able to compete successfully in the future.

      Eagle faces competition from many entities with significantly greater financial resources, well-established brand names and larger customer bases. The numerous companies that may seek to enter its industry may expose Eagle to severe price competition for its products and services. Eagle expects competition to intensify in the future and expects significant competition from traditional and new telecommunications companies including, local, long distance, cable modem, Internet, digital subscriber line, microwave, mobile and satellite data providers.

A SYSTEM FAILURE COULD DELAY OR INTERRUPT EAGLE'S ABILITY TO PROVIDE PRODUCTS OR SERVICES AND HAVE A MATERIALLY ADVERSE EFFECT ON EAGLE'S BUSINESS

      Eagle's operations are dependant upon its ability to support its highly complex network infrastructure. Many of its customers are particularly dependent on an uninterrupted supply of services. Any damage or failure that causes interruptions in its operations could result in loss of these customers and condition. Because of the nature of the services Eagle supplies and the complexity of Eagle's network, it is not feasible to maintain backup systems, and the occurrence of a natural disaster, operational disruption or other unanticipated problem could cause interruptions in the services it provides. Additionally, the failure of a major supplier to provide the components and parts necessary for its products and services, or of a major customer to continue buying its goods and services, as a result of a natural disaster, operational disruption or any other reason, could cause interruptions in the service Eagle provides and adversely affect its business prospects, financial condition and results of operations.

SHAREHOLDERS FACE POSSIBLE VOLATILITY OF STOCK PRICE FOR EAGLE STOCK

      The market price of the common stock may experience fluctuations that are unrelated to the operating performance of, or announcement concerning, Eagle. Securities of issuers having relatively limited capitalization or securities recently issued in a public offering, such as Eagle, are particularly susceptible to change based on short-term trading strategies of certain investors. Eagle recently experienced an increase in the market price of its common stock. Eagle can provide no assurance that the current price will be maintained. Securities of issuers having relatively limited capitalization or securities recently issued in a public offering, such as Eagle, are particularly susceptible to change based on short-term trading strategies of some investors.

      As of June 30, 2000 a total of 24,214,736 shares of common stock were outstanding. The resale of the shares of common stock offered hereby, along with the resale of the shares of common stock issuable upon the exercise of the stock options may have a negative impact on Eagle's stock price.

THE BOARD OF DIRECTORS HAVE UNLIMITED DISCRETION TO ISSUE EAGLE PREFERRED STOCK THAT COULD DELAY OR PREVENT AN ACQUISITION AND COULD ADVERSELY AFFECT THE PRICE OF ITS COMMON STOCK

      The Board of Directors of Eagle has the authority to issue up to 5,000,000 shares of $.001 par value preferred stock with such designations, rights and preferences as they may determined. Accordingly, the Board of Directors is empowered, without further shareholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of Eagle common stock. Certain companies have used the issuance of preferred stock as an anti-takeover device and the Board of Directors could, without further shareholder approval, issue preferred stock with certain rights that could discourage an attempt to obtain control of Eagle in a transaction not approved by the Board of Directors.

CONTINUED GROWTH OF EAGLE'S BUSINESS DEPENDS ON ITS ABILITY TO MANAGE EXPANSION AND DEVELOPMENT EFFECTIVELY

      Eagle's ability to manage expansion effectively will require it to continue to implement and improve its operating, financial and accounting systems and to hire train and manage new employees. Among other things, the continued expansion and development of Eagle's business will also depend on its ability to continue to grow as a supplier of telecommunications equipment and related software used by service providers in the paging and other wireless personal communications market. In addition, it must perform these tasks in a timely manner, at a reasonable cost and on satisfactory terms and conditions. Failure to effectively manage Eagle's planned expansion could have a material adverse effect on its business, growth, financial condition, results of operations and the market price of Eagle common stock. Eagle's expansion may involve acquiring other companies and assets. These acquisitions could divert its resources and management attention and require integration with its existing operations. Eagle cannot assure you that these acquisitions will be successful. Eagle further cannot assure you that it will be successful or timely in developing and marketing service enhancements or new services that respond to technological change, changes in customer requirements and emerging industry standards. Even if Eagle is successful, it cannot assure you that its lack of significant experience with respect to a new service or market will not hinder its ability to successfully capitalize on any such opportunity.

FAILURE TO EXPAND EAGLE'S DISTRIBUTION CHANNELS AND MANAGE EAGLE'S DISTRIBUTION RELATIONSHIPS MAY ADVERSELY EFFECT ITS OPERATIONS

      The future growth of Eagle's business will depend in part on its ability to expand its existing relationships with distributors and resellers, develop additional channels for the distribution and sale of Eagle products and manage these relationships. As part of Eagle's growth strategy, Eagle intends to expand its relationships with distributors and resellers. The inability to successfully execute this strategy could impede its future growth.

THE LOSS OF EAGLE'S CONTRACT SUPPLIERS, OR FAILURE TO FORECAST DEMAND ACCURATELY FOR ITS PRODUCTS OR TO MANAGE ITS RELATIONSHIP WITH ITS CONTRACT SUPPLIERS SUCCESSFULLY, WOULD NEGATIVELY IMPACT EAGLE'S ABILITY TO MANUFACTURE AND SELL ITS PRODUCTS

      To date Eagle relies on third party suppliers for component and assemblies used in Eagle's products. If its relationship with these suppliers was harmed for any reason or its demand for products was higher than these suppliers could produce, Eagle may have to locate alternative suppliers. Although Eagle believes that other suppliers of the components and assemblies it requires exist, it may be difficult to contract with these suppliers in time to avoid a negative impact on its operations. Further, there can be no assurance that such contracts, if Eagle were able to enter into such contract, would be favorable to it.

USE OF PROCEEDS

      The selling stockholders are offering all of the shares of common stock covered by this prospectus. Eagle will not receive any proceeds from the sales of these shares of common stock, except Eagle will receive the exercise price of the stock options and warrants. Eagle will use the proceeds for working capital and has broad discretion in the application of such proceeds. As there are no commitments from the holders of the stock options or warrants to exercise such securities, there can be no assurance that any of the subject warrants will be exercised.

DETERMINATION OF OFFERING PRICE

      Not applicable.

DILUTION

      Not applicable.

SELLING SECURITY HOLDERS AND PLAN OF DISTRIBUTION

      The following table sets forth the number of shares owned by each of the selling stockholders. All information contained in the table below is based upon their beneficial ownership as of June 30, 2000. Eagle is not able to estimate the amount of shares that will be held by the selling stockholders after the completion of this offering because those selling stockholders may offer all or some of the shares and because there currently are no agreements, arrangements or understandings with respect to the sale of any of their shares other than those agreements and arrangements listed below. The following table assumes that all of the shares being registered will be sold. The selling stockholders are not making any representation that any shares covered by the prospectus will be offered for sale. The selling stockholders reserve the right to accept or reject, in whole or in part, any proposed sale of the shares.

      Of the shares offered hereby, all are being offered by certain purchasers of Eagle's common stock who may acquire such securities in connection with the exercise of certain outstanding stock options and warrants. The stock options and warrants were granted by Eagle to encourage its outside consultants to increase their proprietary interest in the success of Eagle and to thereby encourage each consultant to maintain their relationship with Eagle.

------------------------------------------------ ------------------------------- --------------------------- ----------------
                                                                                 PERCENT OF CLASS OF SHARES
                                                 NUMBER OF SHARES BENEFICIALLY   BENEFICIALLY OWNED PRIOR TO NUMBER OF SHARES
NAME AND ADDRESS OF SELLING STOCKHOLDER          OWNED PRIOR TO THE OFFERING     THE OFFERING                OFFERED HEREBY
------------------------------------------------ ------------------------------- --------------------------- ----------------
Paladin Associates                               350,000 shares of common        <1%                         350,000
3010 East NASA Road One, Suite 801               stock underlying stock options
Seabrook, TX  77586
------------------------------------------------ ------------------------------- --------------------------- ----------------
National Financial Communications Corporation    75,000 shares of common stock   < 1%                        75,000
1040 Great Plain Avenue                          underlying stock options
Needham, MA 02492
------------------------------------------------ ------------------------------- --------------------------- ----------------
Richard O. Weed                                  150,000 shares of common        < 1%                        150,000
4695 MacArthur Court, Suite 530                  stock underlying stock options
Newport Beach, CA 92660
------------------------------------------------ ------------------------------- --------------------------- ----------------
Mario Iacoviello                                 25,000 shares of common stock   < 1%                        25,000
1040 Great Plain Avenue                          underlying stock options
Needham, MA 02492
------------------------------------------------ ------------------------------- --------------------------- ----------------
Synchton Incorporated                            50,000 shares of common stock   <1%                         50,000
P.O. Box 890721                                  underlying stock options
Houston, TX  77289-0721
------------------------------------------------ ------------------------------- --------------------------- ----------------
Kason, Inc.                                      913 shares of common stock      < 1%                        20,913
972 Miramonte Drive, Suite 4                     and 20,000 shares of common
Santa Barbara, CA 93109                          stock underlying stock options
------------------------------------------------ ------------------------------- --------------------------- ----------------

------------------------------------------------ ------------------------------- --------------------------- ----------------
Hampton-Porter Investment Bankers LLC            100,000 shares of common        <1%                         600,000
600 W. Broadway, 14th Floor                      stock and 500,000 shares of
San Diego, CA 92101                              common stock underlying stock
                                                 options
------------------------------------------------ ------------------------------- --------------------------- ----------------
Carson Trust                                     100,000 shares of common stock  3%                          100,000
1331 Lamar, Suite #1375
Houston, TX  77010
------------------------------------------------ ------------------------------- --------------------------- ----------------
Royall & Fleschler, Inc.                         30,000 shares of common stock   < 1%                        30,000
1331 Lamar, Suite #1375
Houston, TX  77010
------------------------------------------------ ------------------------------- --------------------------- ----------------
Clayton Braizer                                  19,339 shares of common stock   < 1%                        19,339
1416 North Sam Houston Pkwy, Suite #160
Houston, TX  77032
------------------------------------------------ ------------------------------- --------------------------- ----------------
B&B Marketing Communications, Inc.               3,345 shares of common stock    < 1%                        3,345
9708 Fondren, Suite #221
Houston, TX  77096
------------------------------------------------ ------------------------------- --------------------------- ----------------
Lion Dance Creative                              1,083 shares of common stock    < 1%                        1,083
P.O. Box 2964
Spring, TX  77383
------------------------------------------------ ------------------------------- --------------------------- ----------------
Hargrove Design Group                            480 shares of common stock      < 1%                        480
2600 South Gessner, Suite #518
Houston, TX  77063
------------------------------------------------ ------------------------------- --------------------------- ----------------
Joe Robbins Photography                          244 shares of common stock      < 1%                        244
7700 Renwick, Suite 5A
Houston, TX  77081
------------------------------------------------ ------------------------------- --------------------------- ----------------
Boss Design                                      163 shares of common stock      < 1%                        163
106 Medalist
Austin, TX  78734
------------------------------------------------ ------------------------------- --------------------------- ----------------

PLAN OF DISTRIBUTION

      Eagle is registering the common stock on behalf of the selling stockholders. As used in this prospectus, the term "selling stockholders" includes pledgees, transferees or other successors-in-interest selling shares received from the selling stockholder, as a pledgor, a borrower or in connection with other non-sale-related transfers after the date of this prospectus. This prospectus may also be used by transferees of the selling stockholders, including broker-dealers or other transferees who borrow or purchase the shares to settle or close out short sales of shares of common stock. The selling stockholders will act independently of Eagle in making decisions with respect to the timing, manner, and size of each sale or non-sale related transfer. Eagle will not receive any of the proceeds of this offering.

      The selling stockholders may sell their shares of common stock directly to purchasers from time to time. Alternatively, they may from time to time offer the common stock to or through underwriters, broker/dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling stockholders or the purchasers of such securities for whom they may act as agents. The selling stockholders and any underwriters, broker/dealers or agents that participate in the distribution of common stock may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on the sale of such securities and any discounts, commissions, concessions or other compensation received by any such underwriter, broker/dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.

      The common stock may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The sale of the common stock may be effected by means of one or more of the following transactions (which may involve block transactions): in the over-the-counter market or in transactions otherwise than on such exchanges or services, including transactions pursuant to Rule 144 or another exemption from registration.

      In connection with sales of the common stock or otherwise, the selling stockholders may enter into hedging transactions with broker/dealers, who in turn may engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell common stock short and deliver common stock to close out such short positions, or loan or pledge common stock to broker/dealers who in turn may sell such securities.

      At the time a particular offering of the common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount common stock being offered and the terms of the offering, including the name or names of any underwriters, broker/dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, and commissions or concessions allowed or re-allowed or paid to broker/dealers.

      To comply with the securities laws of certain jurisdictions, if applicable, the common stock will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers.

      The selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of sales of the common stock by the selling stockholders. The foregoing may affect the marketability of such securities.

LEGAL PROCEEDINGS

      In September 1999, Eagle was named as a defendant in a lawsuit, involving its former landlord regarding an alleged breach of a lease and a claim for approximately $25,000 filed in the County Civil Court at Law No. 1 in Harris County, Texas. Eagle is currently in discovery and it intends to vigorously defend against this lawsuit. Eagle has filed a countersuit against its former landlord claiming breach of the lease in an attempt to recover deposits, and collect damages in connection with the dispute regarding its former rental space.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Eagle's directors and executive officers are:

NAME                           AGE    POSITION
----                           ---    --------
H. Dean Cubley                 59     Chairman of the board of directors,
                                      president and chief executive officer

Christopher W. "James" Futer   60     Director, executive vice president and
                                      chief operating officer

A. L. Clifford                 55     Director

Dr. Glenn Allan Goerke         69     Director

Richard Royall                 54     Chief financial officer

      DR. H. DEAN CUBLEY has served as chairman of the board, president and chief executive officer of Eagle since March 1996. Before that, Dr. Cubley served as vice-president of Eagle Telecom, Inc. from 1993 to March 1996. Dr. Cubley is also a member of the Oversight Committee for the University of Houston Epitaxy Center which managed the Wake Shield Flight aboard the Shuttle in September 1995. Dr. Cubley has over 35 years of extensive experience in the field of telecommunications. From 1965 to 1984, Dr. Cubley worked for the NASA Manned Spacecraft Center in the Electromagnetic Systems Branch of the Engineering and Development Directorate. For a five-year portion of that period, Dr. Cubley was the Antenna Subsystems Manager for all spacecraft antennas for the Shuttle Program. Dr. Cubley's duties included overall responsibility for the design, development, costs schedules and testing of the antennas and hardware for all Shuttle flights. Throughout his career, Dr. Cubley has authored or co-authored over fifty publications. In addition, he has a total of eight patents and patents-pending registered in his name. Dr. Cubley received a bachelor of science degree in electrical engineering from the University of Texas in 1964 and a masters degree in electrical engineering from the University of Texas in 1965. In 1970, Dr. Cubley received his Ph.D. in electrical engineering from the University of Houston.

      CHRISTOPHER W. "JAMES" FUTER has served as a director, chief operating officer and vice president of Eagle since March 1996. Before that, Mr. Futer served as sales manager of Eagle Aerospace, Inc. Telecom Division from November 1994 until February 1996. From May 1993 to November 1994, Mr. Futer was employed as a vice president of operations with Starcom, Inc. Before May 1993, he was employed with Paging Products International. Mr. Futer was a manager of Universal Cellular, Inc., a California corporation ("UCI"), from October 1990 until February 1991. Mr. Futer resigned from UCI in February 1991 due to his disagreement with UCI management over its business policy and practices. In June 1993, UCI filed for protection under the federal bankruptcy laws. Mr. Futer's spectrum of experience has included work in the fields of hi-tech flight simulation and display technologies (especially those of light emitting diodes and liquid crystal displays), and in consumer electronics, i.e. electronic watches, pocket calculators, and electronic games. Most recently, he has been involved in pager design, manufacture and marketing, as well as the wider field of paging equipment. His international background includes work with Hatfield Instrument (in England, where he was born), Canadian Aviation Electronics, located in Montreal, Canada, General Instruments (in Canada and the United States), Litronix (in California) and Siemens (living in California and England and commuting to the head office in Munich, as well as Berlin, Paris and Milan). In 1975, he was instrumental in implementing a major "turn-key" technology transfer from Canada to the (then) Soviet Union for the manufacture of hand-held electronic calculators, an operation which the Soviets then improved from the consumer level and adapted to suit their particular requirements. Since 1975, Mr. Futer has had extensive in-depth experience of interfacing with Pacific Rim countries. In 1992 and 1993, he spent time in the People's Republic of China coordinating a successful technology transfer for one of the first pager manufacturing facilities.

      A. L. CLIFFORD has served as a director since December 1996. Mr. Clifford has served as president of Clifford & Associates for over five years, a company involved in the distribution of electrical and electronic products throughout the Midwest since 1920. Mr. Clifford is a graduate of the University of Miami, where he studied business and attended law school.

      DR. GLENN ALLAN GOERKE has served as a director since March 2000. Dr. Goerke is president emeritus of the University of Houston and currently serves a director of The Institute for the Future of Higher Education. The institute's mission is to provide research and policy analysis on higher education issues within state, national, and international contexts. Prior to his current position, Dr. Goerke served as president of the University of Houston from June 1995 to September 1997, and president of the University of Houston - Clear Lake from August 1991 to June 1995 and has been associated with the University of Houston system since 1986. While at the University of Houston, Dr. Goerke initiated significant international program development with particular focus on Mexico and Taiwan and received the "Breaking the Mold" award given by the Texas Comptroller's Office for responsible fiscal planning efforts. Dr. Goerke was named "Manager of the Year" by the Texas Gulf Coast Council of the National Management Association in 1992. Dr. Goerke received his Ph.D. in Adult and Higher Education from Michigan State University in 1962. Dr. Goerke received his M.A. and B.A. degrees from Eastern Michigan University in 1955 and 1952, respectively.

      RICHARD R. ROYALL has served as chief financial officer since March 1996. Mr. Royall has been a certified public accountant since 1971. From 1971 to 1976, Mr. Royall was employed with Haskins & Sells, Laventhol & Horwath (a partner from 1976 to 1986), and Bracken, Krutilek & Royall (1986). In 1986, Mr. Royall practiced accounting as a sole proprietor. Since 1987, Mr. Royall has been a partner in Royall & Fleschler, certified public accountants. In addition, Mr. Royall serves as financial officer and director of companies operating in the finance and chemical industries, none of which are affiliated with Eagle.

      Eagle's directors hold office until the next annual meeting of the stockholders and until their successors are duly elected and qualified. Directors are reimbursed for out-of-pocket expenses to attend meetings. Eagle has not established and does not maintain any compensation, audit, executive or nominating committees. There are no family relationships among any of the directors and executive officers of Eagle.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth, as of June 30, 2000, the number and percentage of outstanding shares of Eagle; common stock owned by (i) each person known to beneficially own more than 5% of Eagle's outstanding common stock, (ii) each director, (iii) each named executive officer, and (iv) all officers and directors as a group.

SHARES OF COMMON STOCK

NAME AND ADDRESS                     BENEFICIALLY OWNED        % OF VOTING POWER
----------------                     ------------------        -----------------
Hou-Tex Trust
1331 Lamar, Suite 1375
Houston, TX  77010                            2,569,300               11%

H. Dean Cubley
101 Courageous Drive
League City, TX  77573                            3,333          less than 1%

Futer Family Trust
1331 Lamar, Suite 1375
Houston, TX 77010                             1,296,500                5%

Christopher W. Futer
101 Courageous Drive
League City, TX 77573                             5,000          less than 1%

A.L. Clifford
101 Courageous Drive
League City, TX  77573                          632,667                3%

Glenn Allan Goerke
911 Live Oak Lane                                25,000          less than 1%
Seabrook, TX  77586

Richard Royall
1331 Lamar, Suite 1375
Houston, TX  77010                               15,000          less than 1%

All officers and directors
as a group(5 persons)                           672,667                3%

      It is assumed for the purposes of this table that no trading will occur within 60 days of the date of this document.

      The shares held by Hou-Tex Trust include warrants to purchase 310,000 shares of Eagle common stock at $6.00 per share which expire on August 31, 2000, and are redeemable by Eagle at $.05 per share if at any time the closing bid price of the common stock shall have equaled or exceeded $7.50 per share for a period of 20 consecutive trading days (the class B warrants). Dr. Cubley disclaims beneficial ownership, as well as voting and disposition power, of the shares of common stock and warrants owned by the Hou-Tex Trust. Dr. Cubley's ownership consists of options to purchase 3,333 shares of common stock issued under Eagle's employee stock option program at $1.50 per share and which will expire on December 15, 2004.

      The shares held by the Futer Family Trust include 110,000 shares of common stock underlying class A warrants, and 110,000 shares of common stock underlying class B warrants. Mr. Futer disclaims beneficial ownership, as well as voting and disposition power of the shares of common stock and warrants owned by the Futer Family Trust. Mr. Futer's ownership consists of options to purchase 5,000 shares of common stock at $1.25 per share which will expire on August 3, 2003, issued under Eagle's employee stock option program.

      Mr. Clifford has voting and disposition power of the 105,000 shares held in his name, 141,000 shares which are held in the name of The Clifford Family Trust, and 61,667 held by his wife. Mr. Clifford owns 110,000 shares of common stock underlying class A warrants and 110,000 shares of common stock underlying class B warrants.

      Dr. Glenn Goerke holds options to purchase 25,000 shares of Eagle common stock at $2.00 per share. These options expire April 10, 2002 and have piggyback registration rights after March 10, 2001.

      The total number of shares held by officers and directors include options and warrants to purchase 275,000 shares of common stock that are currently exercisable.

DESCRIPTION OF SECURITIES

COMMON STOCK

      Eagle is authorized to issue up to 100,000,000 shares of common stock. There are 24,214,736 shares of common stock issued and outstanding.

      The holders of shares of common stock are entitled to one vote per share on each matter submitted to a vote of stockholders. In the event of liquidation, holders of common stock are entitled to share ratably in the distribution of assets remaining after payment of liabilities and liquidation preferences on the preferred stock, if any. Holders of common stock have no cumulative voting rights, and, accordingly, the holders of a majority of the outstanding shares have the ability to elect all of the directors. Holders of common stock have no preemptive or other rights to subscribe for shares. Subject to the prior rights of any series of preferred stock which may from time to time be outstanding, if any, holders of common stock are entitled to such dividends as may be declared by the board of directors out of funds legally available therefor. The outstanding common stock is, and the common stock to be outstanding upon completion of this offering will be, validly issued, fully paid and non-assessable.

PREFERRED STOCK

      Eagle is authorized to issue up to 5,000,000 shares of preferred stock, $.001 par value per share. The preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the Board of Directors, without further action by stockholders, and may include (a) voting rights including the right to vote as a series on particular matters, (b) preferences as to dividends and liquidation, (c) conversion, (d) redemption rights and (e) sinking fund provisions.

      No shares of preferred stock will be outstanding as of the closing of this offering, and Eagle has no present plans for the issuance thereof. The issuance of any such preferred stock could have the effect of delaying or preventing a change in control of Eagle. The issuance of such preferred stock could also adversely affect the rights of the holders of common stock and, therefore, reduce the value of the common stock.

TRANSFER AGENT

      Registrar & Transfer Company serves as the transfer agent for the shares of common stock.

EXPERTS

      McManus & Co., P.C., independent auditors, have audited Eagle's financial statements included in Eagle's Annual Report on Form 10-KSB for the year ended August 31, 1999, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Eagle's financial statements are incorporated by reference in reliance on McManus & Co., P.C.'s report, given on their authority as experts in accounting and auditing.

      Richard O. Weed, legal counsel to Eagle, has expressed an opinion concerning the validity of the securities being registered. Mr. Weed holds an option to purchase up to 150,000 shares of common stock at exercise prices between $1.55 and $9.56 per share.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ORGANIZATION WITHIN LAST FIVE YEARS

      Some of Eagle's principal stockholders, or affiliates thereof, including Messrs. Futer and Clifford are also principal stockholders of Link-Two Communications, Inc. ("Link-Two"), which is one of Eagle's principal customers. Mr. Clifford is also the chairman, and chief executive officer of Link-Two and Dr. Cubley is a director of Link-Two. Eagle has entered into an agreement with Link-Two which provides that it may receive up to an eight percent equity interest in Link-Two in lieu of accruing finance charges on the outstanding balance owed to Eagle by Link-Two. Under the agreement, equity in Link-Two was earned at a rate of 0.2% per month per $100,000 payable and outstanding for more than thirty days. In addition, because of the size of this receivable, Link-Two has provided Eagle with an UCC filing on all of its assets included all its wireless license holdings. At August 31, 1999 and 1999, Eagle earned a 5.0% and 5.0%, respectively, minority equity interest in Link-Two. This is evidenced by the issuance of 240,000 shares of Link-Two common stock to Eagle. On October 1, 1999, Link II refinanced its existing accounts payable to Eagle through the issuance of a $733,571 ten percent note secured by all lease station licenses and a $6,000,000 ten percent note secured by all assets excluding licenses. These notes are due September 1, 2000. During October 1999, Eagle pledged as collateral on the $4,500,000 convertible note, the $6,000,000 note receivable and its underlying collateral.

      In September 1996, Richard Royall was issued $.05 warrants to purchase 12,500 shares of common stock, and $5.00 warrants to purchase 12,500 shares of common stock. In July 1999, Mr. Royall exchanged these warrants for 12,500 shares of common stock. In July 1999, Mr. Futer exchanged 110,000 $.05 warrants, 110,000 $0.50 warrants, and $147,000 for 220,000 shares of common stock. In December 1997, Senator Gary Hart was issued class C $2.00 warrants to purchase 50,000 shares of common stock as compensation for serving on Eagle's board of directors. The class C warrants expire August 31, 2000 and are callable by Eagle at a price of $.05 per class C warrant when the closing bid price of the common stock shall have equaled or exceeded $5.50 per share for a period of twenty consecutive trading days.

EAGLE WIRELESS INTERNATIONAL, INC.

GENERAL

      Eagle Wireless International, Inc. ("Eagle ") is a worldwide supplier of telecommunications equipment and related software used by service providers in the paging and other wireless personal communications market. Eagle designs, manufactures, markets, and services its products under the Eagle name. These products include transmitters, receivers, controllers, software and other equipment used in personal communications systems and radio and telephone systems. Most of Eagle's broad line of products, covering the paging spectrum as well as specific personal communication systems ("PCS"), and specialized mobile radio ("SMR") products, have been tested and approved by the Federal Communications Commission. Eagle provides service and support for its products, as well as consulting and research development on a contract basis. In addition, Eagle has recently introduced a completely new line of multi-media and Internet products to the telecommunications industry, including a family of Convergence Set-Top-Box Products and markets these products under the name of BroadbandMagic.com. BroadbandMagic.com is a wholly owned subsidiary of Eagle International, Inc.

      Eagle was incorporated in May 1993, but did not conduct any substantive business operations until April 1996. During April 1996, Eagle commenced operations by the issuance of stock for cash, certain inventories, test equipment, other assets, and the assumption of certain liabilities to its principal shareholder. Concurrent with this transaction, Eagle entered into an asset purchase agreement with a company to acquire certain other production equipment, inventories and furniture and equipment. In August 1997, Eagle amended its articles of incorporation and changed its name to its current name. Unless otherwise indicated, all information in this Form SB-2 has been adjusted to reflect the amended articles of incorporation. Eagle's principal place of business is located at 101 Courageous Drive, League City, Texas 77573 and its telephone number is (281) 538-6000.

PRODUCT CATEGORIES

WIRELESS MESSAGING PRODUCTS

      For the fiscal years ended August 31, 1998 and 1999, infrastructure equipment, which includes License Starter, transmitters, base stations, power amplifiers, link products, multi-terminal arbitrator, Extend-a-Page, Hot Switch Panel, and consulting services accounted for substantially all of Eagle's net sales.

      Paging is a method of wireless telecommunication, which uses an assigned radio frequency to contact a paging subscriber anywhere within a service area. A paging system is generally operated by a service provider that incurs the cost of building and operating the system. Each service provider in the United States licenses spectrum from the FCC and elsewhere from the authorized government body to operate a paging frequency within either a local, regional, or national geographical area. Each paging subscriber is assigned a distinct telephone number that a caller dials to activate the subscriber's pager, a pocket-sized radio receiver carried by the subscriber. A paging switch receives telephone calls by the subscriber. A network of transmitters, that broadcast a signal over a specific geographical area, then receives the information from the paging switch through the controller, and a radio signal is sent by the transmitters via antennae to the subscriber's pager. The transmitters manufactured by Eagle are specifically designed to simulcast, which is the transmission of the same signal over two or more transmitters on the same channel at the same time in an overlap area, resulting in superior voice and data quality and coverage area. The radio signal causes the pager to emit a beep or to vibrate, and to provide the subscriber with information from the caller in the form of a voice, tone, numeric or alphanumeric message.

      A pager has an advantage over a landline telephone in that the pager's reception is not restricted to a single location, and has an advantage over a cellular portable telephone in that a pager is smaller, has a much longer battery life, has excellent coverage, and is less expensive to use. Historically, the principal disadvantage of traditional paging service in comparison to landline telephones or cellular portable telephones has been that paging provided only one-way communication capabilities.

      However, this limitation may have been overcome in the United States as a result of the auction in 1994 by the FCC of nationwide and regional licenses for designated narrowband personal communication services ("NPCS"), radio frequencies or spectrum to service providers. Many of the nationwide license holders and many of the regional license holders are current Eagle customers, directly or indirectly. The cost of the licenses to the NPCS auction winners in 1994 was approximately $1 billion. The FCC anticipates that these NPCS licenses will be used to provide such new services as pager location, two-way acknowledgment paging, advanced voice paging and data services.

      The NPCS radio frequencies or spectrum are located at three separate points within the total radio spectrum, at 902-928 MHz, 930-931 MHz and 940-941 MHz. Initially, the radio frequencies located at 930-931 MHz and 940-941 MHz have been designated for outbound message transmission, to the pager, and the 902-928 MHz have been designated response channels, from the pager. This application is similar to traditional paging except that these license holders have been granted wider frequency bandwidth permitting the user to transmit substantially more information. In addition, Eagle manufactures other paging infrastructure products that cater to the VHF and UHF paging frequencies in the United States and other areas of the world as well as supporting most international paging brands.

      The NPCS nationwide licenses cover all fifty states, the District of Columbia, American Samoa, Guam, the Northern Marianas Islands, Puerto Rico and the United States Virgin Islands. These licenses are divided into 50 kHz paired and unpaired channel categories. Paired channels permit both outbound and inbound signals while unpaired channels are limited to only outbound signals. The FCC has imposed infrastructure construction or build-out requirements on all NPCS license holders. Each NPCS license holder must establish a minimum service availability for at least 37.5% of the population in its geographic region within five years after receiving the license. After ten years, each NPCS license holder must make the service available to at least 75% of the area's population. If a NPCS license holder fails to achieve these build-out requirements, it risks cancellation by the FCC of its NPCS license and a forfeiture of any auction monies paid.

      Eagle manufactures products that will enable paging license holders to legally put their systems into operation at a low cost, a strategy adopted by Eagle to create a "captive" customer in terms of future build-out.

      Eagle offers its customers an end-to-end solution for NPCS applications. Eagle has developed new technology based products with enhanced architecture and technology from its existing paging systems to accommodate the advanced services available through paging and PCS. This system approach includes full product lines of radio frequency network controllers, transmitters, receivers, and a special satellite receiver system, to receive the response message from the end-user. Eagle is currently shipping its NPCS products to various beta test sites, based on product development schedules and the build-out requirements of the NPCS license holders.

      The design of a paging system is customer specific and depends on (i) the number of paging subscribers the service provider desires to accommodate, (ii) the operating radio frequency, (iii) the geography of the service area, (iv) the expected system growth, and (v) specific features desired by the customer. Paging equipment hardware and software developed by Eagle may be used with all types of paging service, including voice, tone numeric (telephone number display) or alphanumeric messaging (words and numbers display).

SWITCHES

      Eagle is involved at an early stage in the development of industry wide technology standards and is familiar with developments in paging protocol standards throughout the world. Eagle works closely with its customers in the design of large, complex paging networks. Eagle believes that its customers' purchasing decisions are based, in large part, on the quality and technological capabilities of such networks. Eagle believes that the advanced hardware and software features of its switches ensure high reliability and high volume call processing.

RADIO FREQUENCY EQUIPMENT, TRANSMITTERS AND RECEIVERS

      Transmitters are available in frequency ranges of 70 MHz to 960 MHz and in power levels of 2 watts to 500 watts. Radio link receivers are available in frequency ranges of 70 MHz to 960 MHz. Satellite link receivers are available for integration directly with the transmitters at both Ku- and C- band frequencies.

      Eagle's range of receivers detects the responses back from the two-way NPCS subscriber devices. The receivers take advantage of DSP demodulation techniques that maximize receiver performance. Depending upon frequency, antenna height, topography and power, Eagle transmitter systems are designed to cover broadcast cells with a diameter from 3 to 100 miles. Typical simulcast systems have broadcast cells that vary from 3 to 15 miles in diameter. Eagle transmitters are designed specifically for the high performance and reliability required for high speed simulcast networks.

MULTIMEDIA DEVICES

      Eagle recently developed WebFlyer, an Internet Set-Top-Box designed to access the Internet and e-mail through a television set for individual or commercial use. The WebFlyer is the latest product to be introduced into the multimedia home entertainment arena. It uses a standard TV set as a monitor, allowing the user to connect to their chosen ISP on the Internet. The multimedia entertainment device can at a minimum:

      o Receive, write and send e-mail;

      o Write a letter, work on a spreadsheet;

      o Play games, use learning tools;

      o Watch movies from CDs, DVDs, or even downloaded from the Internet; and

      o Record on the hard drive direct from the TV, providing better quality picture than through a VCR.

CONTROLLERS

      Eagle currently offers products for transmitter control known as Eagle's L20X transmitter control system, which is a medium-feature transmitter control system used in domestic and international markets.

CURRENT PRODUCTS AND SERVICES

      The principal products and enhancements currently being manufactured and sold by Eagle relate to its wireless messaging products and include the following:

LICENSE STARTER

      This product provides new paging license holders a method to install a system that will keep them in compliance with FCC regulations. The product is expandable, giving the license holder the ability to fund the expansion from revenues. Installation of this product requires 110-Volt AC power and a standard telephone line.

BASE STATIONS AND TRANSMITTERS

      Transmitters and full-featured transmitters called Base Stations are used by paging carriers to broadcast radio-frequency messages to subscribers carrying mobile receivers commonly known as pagers. Eagle offers a slimline Stealth and a larger Quantum transmitter that is available in the 72MHz, VHF, UHF, and 900MHz broadcast frequency ranges. Each unit can be equipped to provide an output power ranging from 15 Watts up to 500 Watts on almost any domestic or international paging frequency.

RADIO FREQUENCY POWER AMPLIFIERS

      Radio-frequency power amplifiers are a sub-component of both paging and SMR transmitters and base stations. The high, medium and low power base station and link transmitter power amplifiers are designed to operate with any FCC type accepted exciter or may be combined with an Eagle optional plug-in base station in the same space as the power amplifier. All Eagle power amplifiers above 100 watts are equipped with Eagle "Heat Trap"(TM) design to provide the user with long life and high reliability performance.

EXTEND-A-PAGE

      Extend-a-Page is a compact lower-power transmitter and receiver set designed to provide fill-in coverage in fringe locations where normal paging service from a wide-area paging system is not adequate. The Extend-a-Page receives the paging data on either a radio frequency ("RF") control link or wireline link and converts this information into low power simulcast compatible paging transmissions on any of the common paging frequencies. The Extend-a-Page transmits the paging information at a one to two Watt level directly into hard to reach locations such as hospitals, underground structures, large industrial plants, and many locations near the outer coverage contour of paging systems.

LINK PRODUCTS

      Radio frequency and wireline communication links are needed to connect multiple transmitters within a paging network. Eagle provides both Link equipment (the Link 20TX, 20RX, 20GX and 20PX) and the Link 20 software to facilitate this interconnection. Major competitors have licensed the Eagle Link 20 software and have incorporated it as an industry standard into their radio-paging terminals. Customers may also purchase the same software directly from Eagle as part of an Eagle system at a lesser cost. Management believes that its software allows the user to mix and match the products of different vendors on a common radio-paging system.

MICROBEEP

      The MicroBeep paging terminal is a small paging terminal that can be plugged into the expansion slot of an IBM compatible computer. This fully-contained paging terminal includes a low-power transmitter and subscriber software. This system is used for local paging applications within factories, offices, restaurants and campuses.

MULTI-TERMINAL ARBITRATOR

      The Multi-Terminal Arbitrator is a programmable communications switch that facilitates the sharing of a single radio-frequency transmitter by a maximum of eight different paging terminals. A target market for this product is in private carrier paging ("PCP") where multiple companies share the same radio frequency and are required to coordinate the sharing activities.

TWO-WAY MESSAGING DEVICES

      Eagle is a licensed distributor of spread-spectrum wireless messaging receivers that, when used in conjunction with Eagle's one-way paging transmitters, provide a two-way messaging system for both consumer and industrial applications. In addition to the receivers, Eagle currently sells and distributes a wireless water meter, a wireless power meter, a wireless home security alarm, a wireless vehicle tracking system and a multi-purpose wireless module that can be combined with a wide variety of switch-type applications.

CONSULTING SERVICES

      Eagle routinely provides consulting services on a contract basis to support the sale of its main product lines. Examples of these consulting services include the design and installation of radio paging systems. Eagle also performs research and development on a contract basis.

NEW BROADBAND MULTIMEDIA AND INTERNET PRODUCTS

      Eagle recently developed a complete new line of broadband multimedia Set-Top-Box products during 1999 and is beginning to test market these products under the name of BroadbandMagic.com. BroadbandMagic.com is a wholly owned subsidiary of Eagle International, Inc. These new products are multimedia-based products that provide a user with the ability to interface their Internet connection, their broadcast video source, their cable or DSL source, or their satellite video source directly to their television receiver. Eagle markets the new multimedia and Internet products as Convergence Set-Top-Boxes or CSTB products. One version of the CSTB includes a DVD player and full high performance computer functionality as well as all of the other CSTB capabilities. The marketing plan of Eagle through BroadbandMagic.com is to initially focus on the large internet service providers or ISP's who typically bundle Set-Top-Boxes with their service as their own marketing strategy. In addition, the CSTB will be marketed to large retail distributors, through the company representative network, to large OEM clients, as well as through a new BroadbandMagic.com e-commerce web site and other e-commerce sites. Eagle is currently negotiating to obtain the necessary financing to produce and market these devices.

SERVICE AND SUPPORT

      Eagle provides service to customers on a regular basis including installation, project management of turnkey systems, training, service or extended warranty contracts with Eagle. Eagle believes that it is essential to provide reliable service to customers in order to solidify customer relationships and to be the vendor of choice when a customer seeks new services or system expansions. This relationship is further developed as customers come to depend upon Eagle for installation, system optimization, warranty and post-warranty services.

      Eagle has a warranty and maintenance program for both its hardware and software products and maintains a customer service network in its operating locations. Eagle's standard warranty provides its customers with repair or replacement of any defective Eagle manufactured equipment. The warranty is valid on all products for the period of one year from the later of the date of shipment or the installation by an Eagle qualified technician.

CUSTOMERS

      Eagle sells to a broad range of customers worldwide. In the United States, customers include the regional Bell operating companies, medical paging operators, and public and private radio common carriers. Internationally, customers include public telephone and telegraph companies, as well as private telecommunication service providers. Eagle's customers include Motorola, Pac-Tel, Scientific Atlanta, Bell Atlantic, Metrocall, ProNet, Pacific Bell, SkyTel, Link-Two Communications (Link II) and the U.S. Department of Defense.

      Eagle's largest customer, Link II, accounted for approximately 43% of Eagle's sales for the fiscal year ended August 31, 1999. Link II is a common carrier of exclusively wholesale one-way paging and two-way messaging network services. Its customers purchase paging network services as an aggregator and resell Link II's network services to individual subscribers and other communications providers. Link II has been classified as an incumbent carrier by the FCC and has secured the rights to use or options to purchase spectrum in all of the major metropolitan U.S. cities on five PCP frequencies. Link II has also secured several exclusive RCC frequencies providing regional coverage in two of the top ten markets. Link II is currently operational in Houston and Dallas, Texas.

MARKETING AND SALES

      Eagle markets its products and services in the United States through representative organizations and internationally through agents. As Eagle's business is highly technical, a majority of sales are complete systems with technical support. A large percentage of Eagle's marketing comes from direct sales by the employees. Eagle also utilizes distributors and agents to sell its products in certain countries and geographic regions to market outside of Eagle's core markets.

      Eagle currently has non-exclusive arrangements with eight distributors and agents to service selected regions within the United States. A non-exclusive arrangement is also in effect with one distributor on a worldwide basis and Eagle has one exclusive arrangement with a distributor to service Australia. Terms of these arrangements provide for payments to the distributors on either a fixed percentage commission or discount from list price basis. Eagle has an agreement with Motorola whereby certain products offered by Eagle are listed in Motorola's product catalog under the Eagle name. In addition, Eagle has been granted the status of a Value Added Reseller or VAR by Lucent Technologies, Inc. for all of Lucent's wireless networking or Internet product lines. Eagle has recently developed a manufacturer's representative for the new multimedia and Internet product lines. Currently this program consists of fourteen manufacturers representatives on a worldwide basis.

      Eagle maintains and Internet website at http://www.eglw.com where information can be found on Eagle's products and services. The website provides customers with a mechanism to request additional information on products and allows the customer to quickly identify and obtain contact information for their regional sales representative.

INTERNATIONAL BUSINESS RISK

      Eagle generated net sales in markets outside the United States, which amounted to 1% and 2% of total Eagle net sales at February 29, 2000 and 1999, respectively. Sales are subject to the customary risks associated with international transactions, including political risks, local laws and taxes, the potential imposition of trade or currency exchange restrictions, tariff increases, transportation delays, difficulties or delays in collecting accounts receivable, and, to a lesser extent, exchange rate fluctuations. Pre-payments and letters of credit drawn on American or limited foreign corresponding banks are required from international customers to reduce the risk of non-payment.

RESEARCH AND DEVELOPMENT

      Eagle believes that a strong commitment to research and development is essential to the continued growth of its business. One of the key components of Eagle's development strategy is the promotion of a close relationship between its development staff, internally with Eagle manufacturing and marketing personnel, and externally with Eagle customers. This strategy has allowed Eagle to develop and bring to market customer-driven products.

      Eagle has focused a large portion of its new development resources during 1999 and 2000 on the development of the new broadband multimedia and Internet product line. In addition, Eagle has formed a number of strategic relationships with other large suppliers and manufacturers that will allow the latest in technology and techniques to be utilized in the CTSB product line. Eagle will continue to incur research and development expenses with respect to the CTSB product line during the current fiscal year.

      Eagle has extensive expertise in the technologies required to develop wireless communications systems and products including high power, high frequency RF design digital signal processing, real-time software, high-speed digital logic, radio frequency and data network design. Eagle believes that by having a research and development staff with expertise in these key areas, it is well positioned to develop enhancements for its existing products as well as the next generation of personal communication products. Investment in advanced computer-aided design tools for simulation and analysis has allowed Eagle to reduce the time for bringing new products to market. Research and development expenditures incurred by Eagle for the fiscal years ended August 31, 1999, and August 31, 1998 were $438,693, and $236,869 respectively.

MANUFACTURING

      Eagle currently manufactures its products at its facilities in League City, Texas. Certain subassemblies are manufactured for Eagle by subcontractors at various locations throughout the world. Eagle's manufacturing expertise resides in assembling subassemblies and final systems that are configured to its customers' specifications. The components and assemblies used in Eagle's products include electronic components such as resistors, capacitors, transistors, and semiconductors such as field programmable gate arrays, digital signal processors and microprocessors, and mechanical materials such as cabinets in which the systems are built. Substantially all of the components and parts used in Eagle's products are available from multiple sources. In those instances where components are purchased from a single source, the supplier is reviewed frequently for stability and performance. Additionally, as necessary, Eagle purchases sufficient quantities of certain components that have long-lead requirements in the world market. Eagle ensures that all products are tested, tuned and verified prior to shipment to the customer.

      Eagle has determined that the most cost effective manufacturing method for its high volume multimedia and internet product line will be to utilize offshore contract production facilities supplemented with high volume U.S. based contract facilities. The high volume requirements of CSTB product line are well beyond the capabilities of the current facilities and would be cost prohibitive to construct. However, in the selection of a high volume international manufacturer, Eagle has selected SCI, an U.S. owned company with manufacturing facilities in over twenty countries around the world. The initial manufacturing location for the CSTB is the SCI facility in Singapore.

COMPETITION

      Eagle supplies transmitters, receivers, controllers and software used in paging, voice messaging and message management systems. While the services from the foregoing products represent a significant portion of the wireless personal communications industry today, the industry is expanding to include new services and new markets. The wireless personal communications industry includes equipment manufacturers that serve many of the same PCS markets served by Eagle. Certain Eagle competitors, and all competitors that have publicly tradable securities, have significantly greater resources than Eagle, and there can be no assurance that Eagle will be able to compete successfully in the future. In addition, manufacturers of wireless telecommunications equipment, including those in the cellular telephone industry, certain of which are larger and have significantly greater resources than Eagle, could elect to enter into Eagle's markets and compete with Eagle's products. There can be no assurance that Eagle will be able to increase its market share in the future.

      Eagle competes with many established companies in the Set-Top-Box business including Microsoft, Scientific Atlanta, General Instrument, and many smaller companies. Most of these companies have greater resources available than Eagle does. The markets that are currently developing for multimedia and other Internet related products are extremely large and growing daily. Eagle has conducted extensive study of these markets and is of the belief based on this research that it can effectively compete in these markets with its new CSTB product line. However, there can be no assurance that these conclusions are correct and that the multimedia and Internet markets will continue to expand at their current rates and that Eagle can gain significant market share in the future.

PROPRIETARY INFORMATION

      Eagle attempts to protect its proprietary technology through a combination of trade secrets, non-disclosure agreements, technical measures, and common law remedies with respect to certain proprietary technology. Such protection may not preclude competitors from developing products with features similar to Eagle's products. The laws of some foreign countries in which Eagle sells or may sell its products do not protect Eagle's proprietary rights in the products to the same extent as do the laws of the United States. Although Eagle believes that its products and technology do not infringe on the proprietary rights of others, there can be no assurance that third parties will not assert infringement claims against Eagle in the future. If such litigation resulted in Eagle's inability to use technology, Eagle might be required to expend substantial resources to develop alternative technology. There can be no assurance that Eagle could successfully develop alternative technology on commercially reasonable terms. More recently, Eagle has registered and trademarked the name of BroadbandMagic.com for its new wholly owned subsidiary. This name is thought by Eagle to be a very valuable addition to the intellectual property rights of Eagle.

REGULATION

      Many of Eagle's products operate on radio frequencies. Radio frequency transmissions and emissions, and certain equipment used in connection therewith, are regulated in the United States and internationally. Regulatory approvals generally must be obtained by Eagle in connection with the manufacture and sale of its products, and by customers to operate Eagle's products. There can be no assurance that appropriate regulatory approvals will continue to be obtained, or that approvals required with respect to products being developed for the personal communications services market will be obtained. The enactment by federal, state, local or international governments of new laws or regulations or a change in the interpretation of existing regulations could affect the market for Eagle's products. Although recent deregulation of international telecommunications industries along with recent radio frequency spectrum allocations made by the FCC have increased the demand for Eagle's products by providing users of those products with opportunities to establish new paging and other wireless personal communications services, there can be no assurance that the trend toward deregulation and current regulatory developments favorable to the promotion of new and expanded personal communications services will continue or that future regulatory changes will have a positive impact on Eagle.

EMPLOYEES

      At June 30, 2000, Eagle employed approximately 40 persons and retained three independent contractors. Eagle believes its employee relations to be good. Eagle enters into independent contractual relationships with various individuals, from time to time, as needed.

      Eagle intends to hire new personnel to support the growth of Eagle. The key positions that will emerge from this growth include all areas of management from administration through marketing, sales, financial controller, and personnel director to quality director.

AVAILABLE INFORMATION

      Eagle files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document Eagle files with the Commission at the Commission's Public Reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Eagle's Commission filings are also available to the public at the Commission's web site at http://www.sec.gov.

      You may request a copy of these filings, at no cost, by writing or telephoning as follows:

      Eagle International, Inc.
      Attention: Investor Relations
      101 Courageous Drive
      League City, TX 77573
      Telephone (281) 538-6000

      This prospectus is part of a registration statement on Form SB-2 Eagle filed with the SEC under the Securities Act. You should rely only on the information or representations provided in this prospectus. Eagle has authorized no one to provide you with different information. Eagle is not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

FORWARD-LOOKING STATEMENTS

      Except for historical information contained herein, the matters discussed in this prospectus are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in such forward looking statements. Such risks and uncertainties include, without limitation, Eagle's dependence on the timely development, introduction, and customer acceptance of products; the impact of competition and downward pricing pressures; the ability of Eagle to generate revenues and raise any needed capital; the effect of changing economic conditions; and risks in technology development.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

      The following discussion should be read in conjunction with Eagle's financial statements and accompanying notes to the financial statements.

      During the year ended August 31, 1999, the majority of Eagle's revenues originated from shipments for a two- way messaging system that Eagle was installing for Link-Two Communications in the Houston and Dallas metroplexes and from contract research and development services. Other sales during this period were to Eagle's broader customer base and were comprised principally of paging infrastructure products. This sales mix is consistent with the pattern of sales Eagle realized during the year ended August 31, 1998. The expansion of Eagle's manufacturers' representative organization during the year did not significantly contribute to an increase in the sales of its paging infrastructure products. A major restructuring within the paging equipment industry by both Motorola and Glenayre Electronics and the implementation of cost reduction campaigns by paging carriers have created uncertainty in the paging equipment industry that has caused many customers to delay paging infrastructure equipment purchases.

      During the six months ended February 29, 2000, Eagle's primary operations were concentrated in the on-going development, marketing and beta testing of multi-media set top devices and the acquisitions of two companies in the structured wiring industries. The new products are currently being tested by multinational distribution companies, Internet service providers, national retail distribution companies and multiple international hotel companies. Eagle expects to commence selling these products in the fourth quarter ending August 31, 2000. Additionally, Eagle commenced the sale of fiber optic cabling and other custom wiring products and services on a national basis through its new subsidiary Atlanticpacific Communications. Eagle intends to continue to expand its operations into the cabling industries through additional acquisitions of companies located throughout the United States.

RESULTS OF OPERATIONS

YEAR ENDED AUGUST 31, 1999 COMPARED TO THE YEAR ENDED AUGUST 31, 1998

NET SALES. For the year ended August 31, 1999, net sales on products sold decreased to $2,217,275 from $4,827,434 during the year ended August 31, 1998. The decrease of $2,610,159, or 54%, was attributable to the shifting focus to the research, development and sale of the set-top devices, and away from Eagle's traditional products.

COST OF GOODS SOLD. For the year ended August 31, 1999, cost of goods sold on Eagle's product sales decreased to $1,336,502 from $1,964,954 during the year ended August 31, 1998. The decrease of $628,452, or 32%, was primarily attributable to fewer products sold and costs associated with production. The decrease in cost of sales reduced Eagle's gross profit percentage for products sold and increased costs associated with production.

OPERATING EXPENSES. For the year ended August 31, 1999, operating expenses decreased to $1,318,981 from $2,107,058 during the year ended August 31, 1998, a decrease of $788,077 or 37%. The primary portions of the decrease are discussed below:

      o A $677,854 decrease in salaries, or 92%.
      o A $117,356 decrease in advertising and promotion, or 61%.
      o A $130,789 decrease in other support costs, or 16%.

      However, Eagle's research and development costs increased approximately $202,000 due to existing officers and employees being utilized in the development of the wireless set-top devices.

NET EARNINGS. For the year ended August 31, 1999, Eagle's net earnings decreased to $168,271 from $770,968 during the year ended August 31, 1998.

CHANGES IN CASH FLOW. Eagle's operating activities used net cash of $405,953 in fiscal 1999 and $1,498,393 in fiscal 1998. The decrease in net cash used by operating activities in fiscal 1999 was primarily attributable to a change in Eagle's business activities. Eagle's investing activities used net cash of $1,528,262 in fiscal 1999 and $344,519 in fiscal 1998. Such increase was due primarily to an increase in its investment in Link-Two Communications in 1999. Eagle's financing activities provided cash of $1,024,935, in fiscal 1999 and $45,596 in fiscal 1998, and such increase was primarily the result of financing activities consisted primarily of the sale of common stock, which was partially offset by the repayment of shareholder advances.

SIX MONTH PERIOD ENDED FEBRUARY 29, 2000 COMPARED TO THE SIX MONTH PERIOD ENDED FEBRUARY 28, 1999

NET SALES. Revenues for the six months ended February 29, 2000 and 1999 totaled $1,903,000 and $1,658,000, respectively. The increase in revenues is principally due to an increase in sales to commercial customers which require structured fiber optic and Internet wiring and cabling for computers and communications equipment. During this current quarter, Eagle's marketing resources were directed to identifying product demand for the set top devices and development of new wireless application customers. Eagle anticipates that these sales efforts will provide new customers in the wireless, Internet and convergent set top device markets and constitute the majority of sales in the ensuing fiscal year. Concurrent with this marketing effort, Eagle is currently negotiating with domestic and international manufacturing concerns to support significant production activity for the multi-media set top devices.

COST OF GOODS SOLD. For the six months ended February 29, 2000 and 1999, cost of goods sold on Eagle products decreased to $770,000 from $826,000.

OPERATING EXPENSES. Operating expenses for the six months ended February 29, 2000 and 1999 totaled $1,216,000 and $967,000, respectively. This increase is attributable to new personnel employed to support the development necessary to market the multi-media set top devices and cost incurred in the acquisitions of the structured wiring companies. Eagle's research and development costs will continue to increase as new multi-media products are being developed to meet the overall international marketing plan.

CHANGES IN CASH FLOW. Cash flows used by operating activities for the six months ended February 29, 2000 and 1999 totaled $1,182,000 and $788,000, respectively. Cash flows used by investing activities for the six months ended February 29, 2000 and 1999 totaled $896,000 and $347,000, respectively. Cash flows provided by financing activities for the six months ended February 29, 2000 and 1999 totaled $9,352,000 and $5,000 respectively.

LIQUIDITY AND CAPITAL RESOURCES.

      A substantial portion of Eagle's other assets is concentrated in notes receivable due from Link-Two Communications, Inc. The collection of this amount is contingent upon the successful sale of equity by Link-Two and the generation of operating revenues from their two-way messaging system. Eagle has established a credit committee to assist Link-Two in its securing of financing. Additionally, Link-Two's receivable is secured by substantially all assets of Link-Two including radio frequency licenses which management believes to be valued in excess of the amounts due Eagle.

      Eagle entered into a $4,500,000 convertible note credit facility, of which Eagle has drawn down and repaid $1,500,000. The balance is available subject to certain terms and conditions. Eagle believes that its current cash position will provide sufficient working capital through August 2001. Additionally, Eagle is negotiating with lenders to obtain acquisition and production financing, although there is no assurance that such financing can be obtained.

IMPACT OF YEAR 2000

      Even though the date is now past January 1, 2000, and Eagle has not experienced any immediate adverse impact from the transition to the year 2000, it cannot provide any assurance that its suppliers and customers have not been affected in a manner that is not yet apparent. In addition, some computer programs which were date sensitive to the year 2000 may not have been programmed to process the year 2000 as a leap year, and any negative consequential effects remain unknown. As a result, Eagle will continue to monitor its year 2000 compliance and the year 2000 compliance of its suppliers and customers. The year 2000 posed issues for business and consumer computing, particularly the functionality of software for two-digit storage of dates and special meanings for dates such as 9/9/99. The problem exists for many kinds of software, including software for mainframes, PCs, and embedded systems.

      In assessing the effect of the Year 2000 problem, Eagle determined that there existed two general areas that needed to be evaluated:

      o Internal infrastructure; and

      o Supplier/third-party relationships.

      A discussion of the various activities related to assessment and actions resulting from those evaluations is below.

INTERNAL INFRASTRUCTURE. - During the fiscal year 1999, Eagle undertook and completed a project to replace its accounting and manufacturing information systems that it found to not be Year 2000 compliant. Eagle presently believes that, with modifications to existing software and conversions to new software, the Year 2000 issue will not pose significant operational problems for its business, products or installed systems. As of May 31, 2000, Eagle has not suffered any problems or interruptions due to the Year 2000 problem.

SUPPLIERS/THIRD-PARTY RELATIONSHIPS. Eagle relies on outside vendors for water, electrical, and telecommunications services as well as climate control, and other infrastructure services. Eagle did independently evaluate the year 2000 compliance of the systems utilized to supply these services. Eagle has not received any assurance of compliance from the providers of these services. Any failure of these third-parties to resolve year 2000 problems with their systems could have a material adverse effect on Eagle's business.

CONTINGENCY PLANS. Based on the above actions, Eagle has not developed a formal contingency plan to be implemented as part of Eagle's efforts to identify and correct year 2000 problems affecting its internal systems. However, if Eagle believes it is necessary, Eagle may take the following actions:

      o Short to medium-term use of backup equipment and software;
      o Increased work hours for Eagle's personnel; and
      o Other similar approaches.

      If Eagle is required to implement any of these contingency plans, such plans could have a material adverse effect on its business. Based on the actions taken to date, and the lack of any problems to date, Eagle is reasonably certain that it has identified and resolved all year 2000 problems that could hurt its business.

DESCRIPTION OF PROPERTY

      Eagle's headquarters are located in League City, Texas and include approximately 23,000 square feet of leased office and production space. The lease is at market rate and expires in 2001. Eagle has insured its facilities in an amount that it believes is adequate and customary in the industry. Eagle believes that its existing facilities are adequate to meet its current requirements but anticipates the need to acquire additional space within the next two years. Eagle believes that suitable additional space in close proximity to its existing headquarters will be available as needed to accommodate such growth of its operations through the foreseeable future.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

PRICE RANGE OF COMMON STOCK

      Eagle's common stock has traded under the symbol "EAG" on the American Stock Exchange since February16, 2000. Prior to this time, Eagle's common stock traded on the OTC Bulletin Board under the symbol "EGLW." The market for Eagle common stock is limited, sporadic and highly volatile. As June 30, 2000, there were approximately 10,952 holders of record of Eagle common stock. On June 30, 2000, the closing price of Eagle common stock was $7.88 per share. The following table provides the range of high and low bid information of Eagle common stock for the last two fiscal years as reflected by the OTC Electronic Bulletin Board and American Stock Exchange. Such quotations reflect inter-dealer prices, without retail mark up, mark down or commission, and may not represent actual transactions.

FISCAL 2000 HIGH        LOW
----------------        ---
1st Quarter $2.00       $1.00
2nd Quarter $18.00      $1.13

FISCAL 1999 HIGH        LOW
----------------        ---
1st Quarter $2.00       $1.09
2nd Quarter $3.06       $1.53
3rd Quarter $2.81       $1.66
4th Quarter $2.75       $1.03

FISCAL 1998 HIGH        LOW
----------------        ---
1st Quarter $4.75       $2.75  (commencing 10/27/97)
2nd Quarter $3.56       $0.88
3rd Quarter $1.69       $1.12
4th Quarter $2.16       $0.88

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
DIVIDEND POLICY

      It is Eagle's present policy not to pay cash dividends and to retain future earnings to support its growth. Any payment of cash dividends in the future will be dependent upon the amount of funds legally available therefor, Eagle's earnings, financial condition, capital requirements and other factors that the board of directors believe relevant. Eagle does not anticipate paying any cash dividends in the foreseeable future.

CAPITALIZATION

      The following table sets forth the capitalization of Eagle as of August 31, 1999 and February 29, 2000. This table should be read in conjunction with Eagle's financial statements and notes that are included elsewhere in this prospectus.

                                         AUGUST 31,             FEBRUARY 29
                                           1999                    2000
                                          AUDITED                UNAUDITED
                                       -------------            ------------
Long-term debt, net                    $      11,622            $     39,000

Stockholder's Equity:
Preferred Stock, par value $.001
   per share; 5,000,000 shares
   authorized, 0 shares outstanding    $        --              $      --
   Common Stock, par value $.001
   per share; 100,000,000 shares
   authorized, 13,479,833 and
   17,409,020 respectively, shares
   issued and outstanding              $      13,480            $     17,409
Additional Paid-In Capital             $   7,180,900            $ 20,151,000
Retained Earnings                      $   1,699,937            $  1,923,000
Total Stockholders' Equity             $   8,894,317            $ 22,091,409

EXECUTIVE COMPENSATION

      The following table provides information regarding compensation paid to Eagle's chief executive officer. No other executive officer received in excess of $100,000 in compensation during the fiscal year ended August 31, 1999.

                           SUMMARY COMPENSATION TABLE
                               ANNUAL COMPENSATION

                ANNUAL COMPENSATION       LONG-TERM COMPENSATION
                -------------------   ------------------------------   --------
                  YEAR      SALARY     BONUS      OTHER     OPTIONS     OTHER
                --------   --------   --------   --------   --------   --------
H. Dean Cubley      1999   $100,000   $   --     $   --     $   --     $   --
Chief Executive
Officer             1998   $ 91,923   $   --     $   --     $   --     $   --

                    1997   $ 65,407   $   --     $   --     $   --     $   --

      Eagle has not entered into employment agreements with any of its executive officers.

STOCK OPTIONS

      In July 1996, the Board of Directors and majority stockholders adopted a stock option plan under which 400,000 shares of common stock have been reserved for issuance. As of May 31, 2000, options to purchase 220,607 shares have been granted under the plan.

RETIREMENT PLANS

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
      In October 1997, Eagle initiated a 401(k) plan for its employees which is funded through the contributions of its participants. The plan maintains that Eagle will match up to 3% of each participant's contribution. For the years ended August 31, 1999 and 1998, employee contributions were approximately $103,000 and $56,500, respectively, whereas Eagle's matching contribution was $33,500 and $17,000, respectively for those same periods.

                              FINANCIAL STATEMENTS
                       EAGLE WIRELESS INTERNATIONAL, INC.
                                 BALANCE SHEETS
                                     ASSETS

                                                                                                             AUGUST 31,
                                                                                                 ----------------------------------
                                                                                                      1999                 1998
                                                                                                 ---------------    ---------------
Current Assets:
     Cash and Cash Equivalents (Note 1) ......................................................   $       187,965    $     1,097,245
     Accounts Receivable (Note 2) ............................................................           286,269            245,889
     Inventories (Note 1) ....................................................................         2,355,861          1,273,281
     Prepaid Expenses ........................................................................           242,551             69,490
                                                                                                 ---------------    ---------------
        Total Current Assets .................................................................         3,072,646          2,685,905

PROPERTY AND EQUIPMENT (NOTE 1):
     Operating Equipment .....................................................................           922,204            933,050
     Less: Accumulated Depreciation ..........................................................          (333,474)          (223,645)
                                                                                                 ---------------    ---------------
        Total Property and Equipment .........................................................           588,730            709,405

OTHER ASSETS:
     Security Deposits .......................................................................            17,014              8,944
     Investment In Affiliate (Note 9) ........................................................         6,641,892          5,146,189
                                                                                                 ---------------    ---------------
        Total Other Assets ...................................................................         6,658,906          5,155,133

     TOTAL ASSETS ............................................................................   $    10,320,282    $     8,550,443
                                                                                                 ===============    ===============

                      LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
     Accounts Payable ........................................................................   $       207,949    $       336,782
     Accrued Expenses ........................................................................           106,355            117,915
     Shareholders' Advances (Note 11) ........................................................                 0             24,519
     Notes Payable (Note 3) ..................................................................            16,643             12,731
     Capital Lease Obligations (Note 4) ......................................................            14,962             11,125
     Deferred Revenues .......................................................................           532,772             56,504
     Federal Income Taxes Payable (Notes 1 & 5) ..............................................           468,064            375,171
     Franchise Taxes Payable .................................................................            13,108             41,854
     Sales Taxes Payable .....................................................................            48,348             37,983
     Deferred Taxes (Note 5) .................................................................             6,142              4,888
                                                                                                 ---------------    ---------------
        Total Current Liabilities ............................................................         1,414,343          1,019,472

LONG - TERM LIABILITIES:
     Capital Lease Obligations
        (net of current maturities) (Note 4) .................................................             3,939              8,621
     Deferred Taxes (Note 5) .................................................................             7,683              6,182
                                                                                                 ---------------    ---------------
        Total Long - Term Liabilities ........................................................            11,622             14,803

COMMITMENTS  AND  CONTINGENT  LIABILITIES (NOTE 13)

SHAREHOLDERS'  EQUITY:
     Preferred Stock - $.001 par value, Authorized 5,000,000 shares, 0 issued ................                 0                  0
     Common Stock - $.001 par value,  Authorized 100,000,000 shares
        Issued and Outstanding at 1999 and 1998
        13,479,833 and 11,670,154, respectively ..............................................            13,480             11,670
     Paid in Capital .........................................................................         7,180,900          5,972,832
     Retained Earnings .......................................................................         1,699,937          1,531,666
                                                                                                 ---------------    ---------------
        Total Shareholders' Equity ...........................................................         8,894,317          7,516,168

     TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY ..............................................   $    10,320,282    $     8,550,443
                                                                                                 ===============    ===============

See accompanying notes to financial statements

                       EAGLE WIRELESS INTERNATIONAL, INC.
                             STATEMENTS OF EARNINGS

                                                                                        FOR THE YEARS ENDED AUGUST 31,
                                                                              -----------------------------------------------------
                                                                                 1999                 1998                 1997
                                                                              -----------          -----------          -----------
NET SALES ...........................................................         $ 2,217,275          $ 4,827,434          $ 3,971,369

COST OF GOODS SOLD
   Materials and Supplies ...........................................             542,515            1,181,776              920,375
   Direct Labor and Related Costs ...................................             219,285              355,644              260,776
   Depreciation and Amortization ....................................              80,069               17,542               21,400
   Other Manufacturing Costs ........................................             494,633              409,992              346,453
                                                                              -----------          -----------          -----------

      Total Cost of Goods Sold ......................................           1,336,502            1,964,954            1,549,004
                                                                              -----------          -----------          -----------

GROSS PROFIT ........................................................             880,773            2,862,480            2,422,365
                                                                              -----------          -----------          -----------

OPERATING EXPENSES
   Selling, General and Administrative
      Salaries and Related Costs ....................................              58,880              736,734              607,160
      Advertising and Promotion .....................................              75,816              193,172              176,131
      Depreciation and Amortization .................................              65,095              128,997               58,135
      Research & Development ........................................             438,693              236,869              333,200
      Other Support Costs ...........................................             680,497              811,286              430,413
                                                                              -----------          -----------          -----------

      Total Operating Expenses ......................................           1,318,981            2,107,058            1,605,039

                                                                              -----------          -----------          -----------
EARNINGS/(LOSS) FROM OPERATIONS BEFORE OTHER
REVENUES/(EXPENSES), INCOME TAXES, AND
LOSS FROM MINORITY INTEREST IN AFFILIATE ............................            (438,208)             755,422              817,326

OTHER REVENUES/(EXPENSES)
   Interest Income ..................................................             799,098              427,144              328,760
   Interest Expense .................................................             (10,081)              (5,451)              (6,533)
                                                                              -----------          -----------          -----------
      Total Other Revenues ..........................................             789,017              421,693              322,227

                                                                              -----------          -----------          -----------
EARNINGS BEFORE INCOME TAXES & LOSS FROM
MINORITY INTEREST IN AFFILIATE ......................................             350,809            1,177,115            1,139,553

   Gain/(Loss) From Minority Interest in Affiliate ..................             (91,678)             (28,663)             (71,337)
                                                                              -----------          -----------          -----------

EARNINGS BEFORE INCOME TAXES ........................................             259,131            1,148,452            1,068,216

   Provision For Income Taxes .......................................              90,860              377,484              339,722
                                                                              ===========          ===========          ===========
NET EARNINGS ........................................................             168,271              770,968              728,494

RETAINED EARNINGS - BEGINNING OF YEAR ...............................           1,531,666              760,698               32,204
                                                                              -----------          -----------          -----------
RETAINED  EARNINGS - END OF YEAR ....................................         $ 1,699,937          $ 1,531,666          $   760,698
                                                                              ===========          ===========          ===========
   Net Earnings Per Common Share:
      Primary (Note 1) ..............................................         $      0.01          $      0.07          $      0.07
      Fully  Diluted (Note 1) .......................................         $      0.01          $      0.05          $      0.04

See accompanying notes to financial statements

                                EAGLE WIRELESS INTERNATIONAL, INC.
                  STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                                                             COMMON                          ADD'
SEPTEMBER 1, 1996                                             STOCK          PREF          PAID IN          RET          TOTAL SH
TO AUGUST 31, 1999                             SHARES         VALUE          STOCK         CAPITAL          EARN          EQUITY
                                            -----------    -----------    -----------    -----------     -----------    -----------
Shareholders'  Equity
As Of September 1, 1996 ................      6,946,145    $     6,946    $         0    $ 2,037,856     $    32,204    $ 2,077,006
                                            -----------    -----------    -----------    -----------     -----------    -----------
Net Earnings 1997 ......................                                                                                    728,494

Private Placement ......................      1,587,189          1,587              0      4,117,759               0      4,119,346

Conversion of Notes Payable
   and Adv to Common Stock .............      2,277,000          2,277              0        487,092               0        489,369

Exercise of $.01 Warrants:
   B & F Trust .........................        490,000            490              0          4,410               0          4,900
   Futer Family Trust ..................        154,000            154              0          1,386               0          1,540
   John Nagel ..........................         28,000             28              0            252               0            280
   Bailey Trust ........................         28,000             28              0            252               0            280
Issuance of Warrants for
   Fundraising  Activities .............              0              0              0        192,000               0        192,000

Syndication  Costs .....................              0              0              0     (1,020,827)              0     (1,020,827)
                                            -----------    -----------    -----------    -----------     -----------    -----------
Total Shareholders' Equity
As Of August 31, 1997 ..................     11,510,334         11,510              0      5,820,180         760,698      6,592,388

Net Earnings 1998 ......................                                                                     770,968        770,968
New Stock Issued to Shareholders
   J.  Hamilton (Nov. 1997) ............         39,820             40              0         59,960               0         60,000
   D.  Walker (Nov. 1997) ..............         55,000             55              0         82,445               0         82,500
   D.  Walker (Aug. 1998) ..............         65,000             65              0         95,564               0         95,629

Syndication  Costs .....................              0              0              0        (85,317)              0        (85,317)
                                            -----------    -----------    -----------    -----------     -----------    -----------

Total  Shareholders'  Equity
As Of August 31, 1998 ..................     11,670,154         11,670              0      5,972,832       1,531,666      7,516,168
                                            -----------    -----------    -----------    -----------     -----------    -----------
Net Earnings 1999 ......................                                                                                    168,271

New Stock Issued to Shareholders
   Issuance of Common Stock
     For Services Rendered .............         34,470             34              0        163,457               0        163,491
     For Exercise of Warrants ..........      1,775,209          1,776              0      1,044,611               0      1,046,387
                                            -----------    -----------    -----------    -----------     -----------    -----------
Total Shareholders' Equity

As Of August 31, 1999 ..................     13,479,833    $    13,480    $         0    $ 7,180,900     $ 1,699,937    $ 8,894,317
                                            ===========    ===========    ===========    ===========     ===========    ===========

See accompanying notes to financial statements

                        EAGLE WIRELESS INTERNATIONAL, INC
                            STATEMENTS OF CASH FLOWS

                                                                    FOR THE YEARS ENDED AUGUST 31,
                                                             -----------     -----------     -----------
                                                                1999            1998            1997
                                                             -----------     -----------     -----------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net Earnings .........................................    $   168,271     $   770,968     $   728,494
   Adjustments To Reconcile Net Earnings To Net Cash
     Used By Operating Activities:
      Depreciation and Amortization .....................        145,164         146,539          79,535
      Stock Issued for Services Rendered ................        163,491               0               0
      (Increase)/Decrease in Accounts Receivable ........        (40,380)     (2,496,797)     (2,536,348)
      (Increase)/Decrease in Inventories ................     (1,082,580)       (261,063)       (486,907)
      (Increase)/Decrease in Prepaid Expenses ...........       (173,061)        (12,021)        (40,846)
      Increase/(Decrease) in Accounts Payable ...........       (128,833)         19,613           9,868
      Increase/(Decrease) in Accrued Payroll Taxes ......              0               0          16,635
      Increase/(Decrease) in Accrued Expenses ...........        (11,560)        117,915         (53,374)
      Increase/(Decrease) in Deferred Taxes .............          2,755         (14,147)         19,534
      Increase/(Decrease) in Customer Deposits ..........              0               0        (209,283)
      Increase/(Decrease) in Deferred Revenues ..........        476,268          56,504               0
      Increase/(Decrease) in Sales Tax Payable ..........         10,365          37,983               0
      Increase/(Decrease) in Federal Income Taxes Payable         92,893         114,259         260,912
      Increase/(Decrease) in Franchise Taxes Payable ....        (28,746)         21,854          20,000
                                                             -----------     -----------     -----------
      Total Adjustments .................................       (574,224)     (2,269,361)     (2,920,274)
                                                             -----------     -----------     -----------
   Net Cash Used By Operating Activities ................       (405,953)     (1,498,393)     (2,191,780)

CASH FLOWS FROM INVESTING ACTIVITIES
      (Purchase)/Disposal of Property and Equipment .....        (24,489)       (377,247)       (164,937)
      (Increase)/Decrease in Other Assets ...............         (8,070)          4,065          35,769
      (Increase)/Decrease in Investment in Affiliate ....     (1,495,703)         28,663         (28,663)
                                                             -----------     -----------     -----------
   Net Cash Used By Investing Activities ................     (1,528,262)       (344,519)       (157,831)

CASH FLOWS FROM FINANCING ACTIVITIES
      Increase/(Decrease) in Notes Payable (Long-Term) ..              0               0        (375,000)
      Increase/(Decrease) in Notes Payable (Short-Term) .          3,912          12,731         (11,082)
      Increase/(Decrease) in Capital Leases .............           (845)        (15,094)         (2,558)
      Increase/(Decrease) in Shareholders' Advances .....        (24,519)       (104,853)       (160,628)
      Increase/(Decrease) in Subscriptions Payable ......              0               0         (97,500)
      Proceeds From  Sale of Common  Stock, Net .........      1,046,387         152,812       3,786,888
                                                             -----------     -----------     -----------

   Net Cash Provided By Financing Activities ............      1,024,935          45,596       3,140,120

   Net Increase/(Decrease) in Cash ......................       (909,280)     (1,797,316)        790,509

CASH AT THE BEGINNING OF THE YEAR .......................      1,097,245       2,894,561       2,104,052
                                                             -----------     -----------     -----------
CASH AT THE END OF THE YEAR .............................    $   187,965     $ 1,097,245     $ 2,894,561
                                                             ===========     ===========     ===========
      Supplemental Disclosures of Cash Flow Information:
      Net cash paid during the year for:
         Interest .......................................    $    10,081     $     5,451     $     6,533
         Income Taxes ...................................         75,051         338,688         306,254

See accompanying notes to financial statements

NOTE 1 - BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES:

Eagle Wireless International, Inc., (the Company), incorporated as a Texas corporation on May 24, 1993 and commenced business in April of 1996. The Company is a worldwide supplier of telecommunications equipment and related software used by service providers in the paging and other wireless personal communications markets. The Company designs, manufactures, markets and services its products under the Eagle name. These products include transmitters, receivers, controllers, software and other equipment used in personal communications systems (including paging, voice messaging, cellular and message management and mobile data systems) and radio and telephone systems.

Prior to April 1996, the Company was inactive. During April, 1996, the Company commenced operations by the issuance of stock for cash, certain inventories, test equipment, other assets, and the assumption of certain liabilities to its principal shareholder. Concurrent with this transaction, the Company entered into an asset purchase agreement with a company to acquire certain other production equipment, inventories and furniture and equipment.

A)           Cash and Cash Equivalents

The Company has $29,059 and $1,088,555 invested in interest bearing accounts at August 31, 1999 and 1998, respectively.

B)            Property and Equipment

Property and equipment are carried at cost less accumulated depreciation. Depreciation is calculated by using the straight-line method for financial reporting and accelerated methods for income tax purposes. The recovery classifications for these assets are listed as follows:

                                                       YEARS
                                                       -----
              Machinery and equipment                    7
              Furniture and Fixtures                     7

Expenditures for maintenance and repairs are charged against income as incurred and major improvements are capitalized.

C)            Inventories

Inventories are valued at the lower of cost or market. The cost is determined by using the FIFO method. Inventories consist of the following items:

              Raw Materials             $  1,215,003              $      719,157
              Work in Process              1,119,672                     554,124
              Finished Goods                  21,186                           0
                                        ============              ==============
                                        $  2,355,861              $    1,273,281

D)            Organizational Costs

For the year ended August 31, 1998, the Company has adopted the provisions of the AICPA s Statement of Position (SOP) No. 98-5 Reporting on the Costs of Start-Up Activities , which requires that all costs related to a companies start-up activities should now be expensed during the period incurred rather than capitalized and amortized over a period of time.

Prior to the year ended August 31, 1998, organizational costs had been amortized using the straight - line method over a period of sixty (60) months. As a result of SOP 98-5, unamortized organization costs of $2,328 have been expensed through amortization expense for the year ended August 31, 1998.

E)            Research and Development Costs

The Company s research and development costs include obligations to perform contractual services for outside parties. These costs are expensed as contract revenues are earned. Research and development costs of $438,693 and $236,869 were expensed for the periods ended August 31, 1999 and 1998, respectively. Contract revenues earned for the periods ended August 31, 1999 and 1998 were approximately $755,771 and $656,512, respectively.

F)            Income Taxes

The Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes", which requires a change from the deferral method to assets and liability method of accounting for income taxes.

G)            Net Earnings Per Common Share

Net earnings per common share is shown as both basic and diluted. Basic earnings per common share are computed by dividing net income less any preferred stock dividends (if applicable) by the weighted average number of shares of common stock outstanding. Diluted earnings per common share are computed by dividing net income less any preferred stock dividends (if applicable) by the weighted average number of shares of common stock outstanding plus any dilutive common stock equivalents. The components used for the computations are shown as follows:

                                              AUGUST 31, 1999  AUGUST 31, 1998
                                              ---------------  ---------------
Weighted Average Number of Common
Shares Outstanding Including:
Primary Common Stock Equivalents                   11,980,911       11,594,902
Fully Dilutive Common Stock Equivalents            12,049,911       14,019,902


H)            Impairment of Long Lived and Identifiable Intangible Assets

The Company evaluates the carrying value of long-lived assets and identifiable intangible assets for potential impairment on an ongoing basis. An impairment loss would be deemed necessary when the estimated non-discounted future cash flows are less than the carrying net amount of the asset. If an asset were deemed to be impaired, the asset's recorded value would be reduced to fair market value. In determining the amount of the charge to be recorded, the following methods would be utilized to determine fair market value:

      1)    Quoted market prices in active markets.

      2)    Estimate based on prices of similar assets

      3)    Estimate based on valuation techniques

As of August 31, 1999 and 1998, no impairment existed.

I)            Warrants for Funding Activities

To date, the Company has issued the following warrants: 5,033,334 Class A; 5,033,334 Class B; 1,050,000 Class C; 1,050,000 $.05; 1,375,000 $.50; 425,000
$5.00;150,000 $1.50; 150,000 $2.00; 200,000 $3.00; 200,000 $5.00; 200,000 $7.00;
200,000 $9.00; 200,000 $11.00; and 50,000 $2.00. Certain of these warrants were issued to individuals and trusts for their assistance in the fundraising activities. The Company has assigned a value of $280,343 as compensation for these fund raising activities.

J)            Advertising and Promotion

All advertising related costs are expensed as incurred. The Company does not incur any cost for direct-response advertising.

K)            Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent asset and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

L)            Comprehensive Income

There were no items of other comprehensive income in 1999 and 1998, and, thus, net income is equal to comprehensive income for each of those years.

M)            Reclassification

The Company has reclassified certain costs and expenses for the year ended August 31, 1998 to facilitate comparison to the year ended August 31, 1999.

NOTE 2 - ACCOUNTS RECEIVABLE:

Accounts receivable consist of the following:

                                                               1999       1998
                                                             --------   --------
Accounts Receivable ......................................   $286,269   $245,889
Allowance for Doubtful Account ...........................          0          0
                                                             --------   --------
Net Accounts Receivable ..................................   $286,269   $245,889
                                                             ========   ========


NOTE 3 -  NOTES PAYABLE:


                                                               1999       1998
                                                             --------   --------

Unsecured note to Imperial Premium
Finance bearing interest at 14.9%,
due $1,795 monthly until February 2000  ..................   $  5,386   $      0

Unsecured note to Central Insurance
bearing no interest, due $1,031
monthly until March 2000  ................................      5,220          0

Unsecured note to Paula Insurance
bearing no interest, due $373 monthly
until March 2000  ........................................      1,124          0

Unsecured note to West Coast Life
Insurance bearing no interest, due
$2,457 quarterly until May 2000  .........................      4,913          0

Unsecured note to Canawill Insurance
bearing interest at 9.6%, due $2,122
monthly until January 1999  ..............................          0     12,731
                                                             --------   --------
                                Total ....................     16,643     12,731

                                Less Current Portion of
                                   Long - Term Debt ......     16,643     12,731
                                                             --------   --------
                                Total Long - Term Debt ...   $      0   $      0
                                                             ========   ========

NOTE 4 - CAPITAL LEASE OBLIGATIONS:

                                                           1999         1998
                                                          -------      -------
Equipment lease with Konica bearing
interest at 8.9%, payable in monthly
installments of $445; due Aug. 2001  .................      9,720            0

Equipment lease with Associates
Capital bearing interest at 7%,
payable in monthly installments
of $1,177; due Sept. 1998  ...........................          0        2,272

Equipment lease with IKON Office
Solutions bearing interest at 18% payable in
monthly installments of
$105; due March 2000  ................................        695        1,746

Software lease with Manifest Group bearing
interest at 14%, payable in monthly
installments of $751; due
August 2000  .........................................    $ 8,487      $15,728
                                                          -------      -------
              Total Obligations ......................     18,902       19,746
              Less Current Portion of
                 Lease Obligations ...................     15,047       11,125
                                                          -------      -------
             Total Long - Term Capital

             Lease Obligations .......................    $ 3,855      $ 8,621
                                                          =======      =======

The capitalized lease obligations are collateralized by the related equipment acquired with a net book value of approximately $ 29,600 and $ 45,000 at August 31, 1999 and 1998, respectively. The future minimum lease payments under the capital leases and the net present value of the future lease payments at August 31, 1999 and 1998 are as follows:


                                                               1999       1998
                                                              -------   -------
Total minimum lease payments ...............................  $20,405   $22,319
Less:  Amount representing interest ........................    1,503     2,573
                                                              -------   -------
Present value of net minimum
 lease payments: ...........................................  $18,902   $19,746


Future obligations under the lease terms are:

                                                PERIOD ENDING
                                                  AUGUST 31,    AMOUNT
                                                  ---------     -------
                                                     2000       $14,522
                                                     2001         4,380
                                                                -------
                                                      Total     $18,902

NOTE 5 - INCOME TAXES:

As discussed in note 1, the Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes". Implementation of SFAS 109 did not have a material cumulative effect on prior periods nor did it result in a change to the current year's provision.

A) The effective tax rate for the Company is reconcilable to statutory tax rates as follows:


                                                            1999        1998
                                                          --------    --------
U.S. Federal Statutory Tax Rate .......................         34%         34%
U.S. Valuation Difference .............................          1          (1)
Effective U.S. Tax Rate ...............................         35          33
Foreign Tax Valuation .................................          0           0
                                                          --------    --------
Effective Tax Rate ....................................         35%         33%


B)       Items giving rise to deferred tax assets/liabilities are as follows:

                                                                AUGUST 31,
                                                          ----------------------
                                                           1999           1998
                                                          -------        -------
Deferred Tax Assets:
Tax Loss Carry-forward ...........................        $     0        $     0
Deferred Tax Liability:
Depreciation .....................................         13,852         11,070
Valuation Allowance ..............................              0              0
                                                          -------        -------

Net Deferred Tax Asset/Liability ...............          $13,852        $11,070
                                                          =======        =======


NOTE 6 - PREFERRED STOCK, STOCK OPTIONS AND WARRANTS:

In July 1996, the Board of Directors and majority shareholders authorized 5,000,000 shares of Preferred Stock with a par value of $0.001. As of August 31, 1999, no Preferred Stock has been issued.

In July 1996, the Board of Directors and majority shareholders adopted an employee stock option plan under which 400,000 shares of Common Stock have been reserved for issuance. The options granted for under this plan are to purchase fully paid and non-assessable shares of the Common Stock, par value $.001 per share at a price equal to the underlying common stock's market price at the date of issuance. These options may be redeemed six months after issuance, expire five years from the date of issuance and contain a cash-less exercise feature. The underlying shares of common stock were registered for resale under the Securities Act of 1933 on February 19, 1999. As of August 31, 1999, 146,375 options have been granted pursuant to such plan with 29,000 being exercised.

In May of 1996, the Company received an aggregate of $375,000 in bridge financing in the form of interest-free convertible notes from unaffiliated individuals. In conjunction with the issuance of such indebtedness, the Company has issued such investors $.50 Warrants to purchase 375,000 shares of common stock, and $5.00 Warrants to purchase up to 375,000 shares of common stock.

The Company has issued the following warrants that have since been exercised or expired:

700,000 stock purchase warrants which expire July 2000. The warrants are to purchase fully paid and non-assessable shares of the common stock, par value $.001 per share at a purchase price of $.01 per share. These warrants were exercised as of August 31, 1997.

1,050,000 stock purchase warrants which expire July 1999. The warrants are to purchase fully paid and non-assessable shares of the common stock, par value $.001 per share at a purchase price of $.05 per share. These warrants, however, are not exercisable until and unless the shares of Common Stock trade at a minimum of $5.50 per share for twenty consecutive trading days, yet still expire July 1999 if not exercised. During April 1999, the Company's Board of Directors removed the requirement that the Company's common stock trade at a price of no less than $5.50 per share for twenty consecutive trading days provided that the holders of the warrants exercise the warrants prior to the expiration date and remit to the Company a fee of $.70 per underlying share upon exercise of the warrants. Prior to expiration, 1,037,500 warrants had been exercised whereas 12,500 warrants expired.

1,375,000 stock purchase warrants which expire July 1999. The warrants are to purchase fully paid and non-assessable shares of the common stock, par value $.001 per share at a purchase price of $.50 per share. These warrants, however, are not exercisable until and unless the shares of Common Stock trade at a minimum of $5.50 per share for twenty consecutive trading days, yet still expire July 1999 if not exercised. During April 1999, the Company's Board of Directors removed the requirement that the Company's common stock trade at a price of no less than $5.50 per share for twenty consecutive trading days provided that the holders of the warrants exercise the warrants prior to the expiration date and remit to the Company a fee of $.25 per underlying share upon exercise of the warrants. Prior to expiration, 1,325,000 warrants had been exercised whereas 50,000 warrants expired.

425,000 stock purchases warrants that expire July 1999. The warrants are to purchase fully paid and non-assessable shares of the common stock, par value $.001 per share at a purchase price of $5.00 per share. These warrants are subject to restrictions regarding the timing of exercise. The underlying shares of common stock were registered for resale on September 4, 1997 under the Securities Act of 1933.

The Company has issued and outstanding the following warrants which have not yet been exercised at August 31, 1999:

150,000 stock purchase warrants. The warrants are to purchase fully paid and non-assessable shares of the common stock, par value $.001 per share at a purchase price of $1.50 per share. These warrants, however, are not exercisable until and unless the shares of Common Stock trade at a minimum of $4.00 per share for sixty-one consecutive trading days. The underlying shares of common stock were registered for resale under the Securities Act of 1933 on March 19, 1999. These warrants will expire on March 19, 2000.

150,000 stock purchase warrants. The warrants are to purchase fully paid and non-assessable shares of the common stock, par value $.001 per share at a purchase price of $2.00 per share. These warrants, however, are not exercisable until and unless the shares of Common Stock trade at a minimum of $5.50 per share for sixty-one consecutive trading days. The underlying shares of common stock were registered for resale under the Securities Act of 1933 on March 19, 1999. These warrants will expire on March 19, 2000.

50,000 stock purchase warrants which expire August 31 2000. If, however, the closing bid price of the Common Stock shall have equaled or exceeded $5.50 per share for a period of twenty consecutive trading days at any time, the Company may redeem the warrants by paying holders $.05 per warrant. As of August 31, 1999, the underlying shares of common stock have not yet been registered for resale under the Securities Act of 1933.

200,000 stock purchase warrants. The warrants are to purchase fully paid and non-assessable shares of the common stock, par value $.001 per share at a purchase price of $3.00 per share. These warrants, however, are not exercisable until and unless the shares of Common Stock trade at a minimum of $7.50 per share for sixty-one consecutive trading days. The underlying shares of common stock were registered for resale under the Securities Act of 1933 on March 19, 1999. These warrants will expire on March 19, 2000.

200,000 stock purchase warrants. The warrants are to purchase fully paid and non-assessable shares of the common stock, par value $.001 per share at a purchase price of $5.00 per share. These warrants, however, are not exercisable until and unless the shares of Common Stock trade at a minimum of $10.00 per share for thirty-one consecutive trading days. These warrants will expire three years from the date of effective registration of the underlying shares of common stock. As of August 31, 1999, the underlying shares of common stock have not yet been registered for resale under the Securities Act of 1933 and thus have no set expiration date.

200,000 stock purchase warrants. The warrants are to purchase fully paid and non-assessable shares of the common stock, par value $.001 per share at a purchase price of $7.00 per share. These warrants, however, are not exercisable until and unless the shares of Common Stock trade at a minimum of $12.00 per share for thirty-one consecutive trading days. These warrants will expire three years from the date of effective registration of the underlying shares of common stock. As of August 31, 1999, the underlying shares of common stock have not yet been registered for resale under the Securities Act of 1933 and thus have no set expiration date.

200,000 stock purchase warrants. The warrants are to purchase fully paid and non-assessable shares of the common stock, par value $.001 per share at a purchase price of $9.00 per share. These warrants, however, are not exercisable until and unless the shares of Common Stock trade at a minimum of $14.00 per share for thirty-one consecutive trading days. These warrants will expire five years from the date of effective registration of the underlying shares of common stock. As of August 31, 1999, the underlying shares of common stock have not yet been registered for resale under the Securities Act of 1933 and thus have no set expiration date.

200,000 stock purchase warrants. The warrants are to purchase fully paid and non-assessable shares of the common stock, par value $.001 per share at a purchase price of $11.00 per share. These warrants, however, are not exercisable until and unless the shares of

Common Stock trade at a minimum of $16.00 per share for thirty-one consecutive trading days. These warrants will expire five years from the date of effective registration of the underlying shares of common stock. As of August 31, 1999, the underlying shares of common stock have not yet been registered for resale under the Securities Act of 1933 and thus have no set expiration date.

5,033,334 Class A stock purchase warrants which expire August 31, 2000. The warrants are to purchase fully paid and non-assessable shares of the common stock, par value $.001 per share at a purchase price of $4.00 per share. The underlying shares of common stock were registered for resale on September 4, 1997 under the Securities Act of 1933.

5,033,334 Class B stock purchase warrants which expire August 31, 2000. The warrants are to purchase fully paid and non-assessable shares of the common stock, par value $.001 per share, at a purchase price of $6.00 per share. If, however, the closing bid price of the Common Stock shall have equaled or exceeded $7.50 per share for a period of twenty consecutive trading days at any time, the Company may redeem the Class B Warrants by paying holders $.05 per Class B Warrant. The underlying shares of common stock and Class B Warrants were registered for resale on September 4, 1997 under the Securities Act of 1933. These warrants trade under the symbol "EGLWZ".

1,050,000 Class C stock purchase warrants which expire August 31 2000. The warrants are to purchase fully paid and non-assessable shares of the common stock, par value $.001 per share, at a purchase price of $2.00 per share. If, however, the closing bid price of the Common Stock shall have equaled or exceeded $5.50 per share for a period of twenty consecutive trading days at any time, the Company may redeem the Class C Warrants by paying holders $.05 per Class C Warrant. The underlying shares of common stock were registered for resale on September 4, 1997 under the Securities Act of 1933.

NOTE 7 - RELATED PARTY TRANSACTIONS:

For the year ended August 31, 1999, the Company has repaid certain advances to shareholders. (See Note 11)


NOTE  8 - SEGMENT INFORMATION:

The Company had gross revenues of $2,359,184 and $4,827,434 for the years ended August 31, 1999 and 1998, respectively. The following parties individually represent a greater than ten percent of these revenues.

                                     AUGUST 31, 1999         AUGUST 31, 1998
                                 ---------------------    ---------------------
CUSTOMER                           AMOUNT   PERCENTAGE      AMOUNT   PERCENTAGE
                                 ---------- ----------    ---------- ----------
Link-Two Communications, Inc. .. $  991,692      42.83%   $2,892,769      59.92%
RFTL ........................... $  755,771      32.64%      656,512      11.71%


NOTE 9 - INVESTMENT IN LINK - TWO COMMUNICATIONS, INC.:

The Company and Link - Two Communications, Inc. (Link II) have executed an agreement, whereby the Company would receive up to an eight percent equity interest in Link II in lieu of accruing finance charges on the outstanding balance owed by Link II to the Company. Under the agreement, equity in Link II was earned at a rate of 0.2% per month per $100,000 payable and outstanding for more than thirty days. At August 31, 1999 and 1998, the Company had earned a 5.0% and 5.0%, respectively, minority equity interest in Link II. This is evidenced by the issuance of 240,000 shares of Link II common stock to the Company. As of August 31, 1999 and 1998, the Company has recorded it share of losses in this unconsolidated affiliate. The loss as a minority shareholder totaled $91,678 and $28,663, respectively. The Company has reclassified its balances due from Link II as additional advances to affiliates.

Certain principal stockholders (or affiliates thereof) of the Company, including James Futer, executive vice president, director, and chief operating officer, and A. L. Clifford, a director of the Company, are also principal stockholders of Link II. Subsequent to August 31, 1999, Link II has entered into negotiations to acquire existing paging operations in Dallas, San Antonio and Houston. Additionally the company is currently negotiating with a utility company to install wireless meter reading equipment which will utilize the Link II radio frequency licenses and equipment.

On October 1, 1999, Link II refinanced its existing accounts payable to Eagle Wireless International through the issuance of a $733,571 ten percent (10%) note secured by all lease station licenses and a $6,000,000 ten percent (10%) note secured by all assets (excluding licenses). These notes are due September 1, 2000. During October 1999, the Company pledged as collateral on a $4,500,000 convertible note, the $6,000,000 note receivable and its underlying collateral.

NOTE 10 - RISK FACTORS:

For the years ended August 31, 1999 and 1998, substantially all of the Company s business activities have remained within the United States and have been extended to the wireless infrastructure industry. Approximately eighty-four percent of the Company s revenues and receivables have been created solely in the state of Texas, one-half percent have been created in the international market, and the approximate fifteen and one-half percent remainder has been created relatively evenly over the rest of the nation during the year ended August 31, 1999 whereas approximately seventy-four percent of the Company s revenues and receivables have been created solely in the state of Texas, one and one-half percent have been created in the international market, and the approximate twenty-four and one-half percent remainder has been created relatively evenly over the rest of the nation for the year ended August 31, 1998.

Through the normal course of business, the Company generally does not require its customers to post any collateral. However, because Link II constitutes 43% and 60% of the Company s gross revenues and 64% and 60% of its gross assets for the years ended August 31, 1999 and 1998, respectively, the two companies have reached an agreement whereby the Company has received a minority interest in Link II based upon accounts receivable and has fully collateralized the debt. (See Note 9)

Although the Company has concentrated its efforts in the wireless infrastructure industry during the years ended August 31, 1999 and 1998, it is management s belief that the Company faces little credit or economic risk due to the continuous growth the market is experiencing.

NOTE 11 - SHAREHOLDERS ADVANCES:

Certain officers and an employee advanced the Company $290,000. At August 31, 1999 and 1998, the Company owes $ -0- and $24,519, respectively. The shareholder advances are non-interest bearing and payable upon demand.

NOTE 12 - FOREIGN OPERATIONS:

Although the Company is based in the United States, its product is sold on the international market. Presently, international sales total approximately 0.5 % and 1.4% at August 31, 1999 and 1998, respectively.

NOTE 13 - COMMITMENTS AND CONTINGENT LIABILITIES:

The Company leases its primary office space for $10,000 per month with Space Industries, Inc. ("Space"). This non-cancelable lease commenced on July 1, 1999 and expires on March 29, 2001. In addition to the monthly rental, the Company will issue 100,000 shares of its common stock to Space. Space will have the right to sell no more than 10,000 shares per month until all shares have been sold. Additionally, Space will have the right to put to the Company all unsold shares held by Space in exchange for a payment calculated using the following formula:

             $173,000 - (gross proceeds from stock sales above $1.70 per share)
               minus ($1.73 x quantity of shares sold below $1.70 per share)

It is understood and agreed, and it is the intention of both parties, that this put right will provide Space with a guarantee that, so long as (a) Space does not sell or otherwise dispose of the common stock for less than $1.70 per share, and (b) Space exercises its put right between August 15, 2000 and August 31, 2000, Space will receive a minimum economic benefit of at least $170,000 from the common stock issued by the Company to Space. For the periods ending August 31, 1999 and 1998, rental expenses of $120,906 and $93,510, respectively, were incurred.

      Future obligations under the non-cancelable lease terms are:

       Period Ending
         AUGUST 31,        AMOUNT
       -------------     ----------
           2000          $  217,140
           2001          $  126,665

During the year ended August 31, 1998, the Company entered into an agreement with a public relations consultant whereby the consultant will develop, implement, and maintain an ongoing program to increase the investment community s awareness of the Company s activities and to stimulate the investment community s interest in the Company. As compensation for these services, the consultant will be paid $5,000 per month. Additionally, the consultant will receive options to purchase 100,000 shares of the Company s common stock for $1.00 per share. The delivery of the options to purchase the 100,000 shares of common stock is contingent upon the attainment of certain objective criteria as outlined in the July 16, 1998 agreement between the Company and the public relations consulting firm.

The Company has been named as defendant in a lawsuit involving the Company's previous landlord with regard to breach of the lease. The Company has counter-claimed, also alleging breach of the lease.

The Company has provided a finance company a limited manufacturer s guarantee for an amount not to exceed $910,845 for equipment and services sold to a customer of the Company. Under this guarantee, the Company may elect to assume the lease from the finance company under the original terms and conditions or may elect to pay all amounts due in arrears under the original agreement and pay-off the lease through a one-time payment of the unamortized balance.

During September 1998, the Company has filed a petition with the District Court in Harris County, Texas against a California corporation that sells manufacturing and accounting software, alleging deceptive trade practices, fraud, misrepresentation, negligence, and breach of implied warranty. At August 31, 1999, the Company had received full compensation and the case has been terminated.

NOTE 14 - EARNINGS PER SHARE:

The following table sets forth the computation of basic and diluted earnings per share:

                                                                                         FOR THE YEAR ENDED AUGUST, 1999
                                                                               -----------------------------------------------------
                                                                                   INCOME             SHARES            PER-SHARE
                                                                                 (NUMERATOR)       (DENOMINATOR)         AMOUNT
                                                                               ---------------    ---------------    ---------------
Net Income ................................................................    $       168,272
Basic EPS:
  Income available to common stockholders .................................            168,272         11,980,911    $          0.01

                                                                                                                     ===============
Effect of Dilutive Securities:
  Warrants ................................................................                  0             69,000
                                                                               ---------------    ---------------

Diluted EPS:
  Income available to common stockholders
    and assumed conversions ...............................................    $       168,272         12,049,911    $          0.01
                                                                               ===============    ===============    ===============

                                                                                         FOR THE YEAR ENDED  AUGUST, 1998
                                                                               -----------------------------------------------------
                                                                                   INCOME             SHARES            PER-SHARE
                                                                                 (NUMERATOR)       (DENOMINATOR)         AMOUNT
                                                                               ---------------    ---------------    ---------------

Net Income ................................................................    $       770,968
Basic EPS:
  Income available to common stockholders .................................            770,968         11,594,902    $          0.07
                                                                                                                     ===============
Effect of Dilutive Securities:
  Warrants ................................................................                  0          2,425,000
                                                                               ---------------    ---------------

Diluted EPS:
  Income available to common stockholders
    and assumed conversions ...............................................    $       770,968         14,019,902    $          0.06
                                                                               ===============    ===============    ===============

For the years ended August 31, 1999 and 1998, anti-dilutive securities existed. (see Note 6)

For the period September 1, 1999 to December 13, 1999, there were no transactions that would have materially changed the number of common shares or potential common shares outstanding.

NOTE 15 - EMPLOYEE STOCK OPTION PLAN:

In July 1996, the Board of Directors and majority stockholders adopted a stock option plan under which 400,000 shares of the Company s common stock have been reserved for issuance. Under this plan, as of August 31, 1999 and 1998, 146,375 and 82,875 warrants have been issued to various employees. Of these outstanding warrants, 29,000 were exercised for the year ended August 31, 1999 and none for the year ended August 31, 1998.

NOTE 16 - RETIREMENT PLANS:

During October 1997, the Company initiated a 401(k) plan for its employees which is funded through the contributions of its participants. For the years ended August 31, 1999 and 1998, employee contributions were approximately $103,000 and $56,500, respectively. The Company matched approximately $33,500 and $17,000, respectively for those same periods.

NOTE 17 - MAJOR CUSTOMER:

As of August 31, 1998, the Company had a receivable due from Link Two Communications (Link II) in the amount of $5,142,950. This account receivable has been converted to a note receivable (see Note 9). As of August 31, 1999, Link II is continuing to sell equity securities, assets, and products that are being used to retire this note receivable. This receivable is secured by substantially all assets of Link II including radio frequency licenses that have been valued by outside appraisal firms to in excess of twenty million dollars. Based upon the aforementioned, management believes the risks involved with this receivable are minimal.

NOTE 18 - SUBSEQUENT EVENTS:

The Company entered into a convertible debenture arrangement with Global Capital Advisors, LTD to fund up to $4,500,000 over a two-year period. The three-year convertible debenture bears interest at seven percent (7%) and can be redeemed in the Company's common stock or cash. Additionally, the Company is committed to issue up to 280,000 warrants with a strike price of $1.54 per warrant. These convertible debentures are secured by a note receivable from Link Two Communications, Inc. of $6,000,000.

Subsequent to August 31, 1999, the Company has signed a letter of intent with Atlantic Pacific Communications, Inc. to start negotiations with regard to entering into a merger, acquisition, or joint venture.

Subsequent to August 31, 1999, the Company has signed a letter of intent with a Florida Company to start negotiations with regard to entering into a merger, acquisition, or joint venture.

Subsequent to August 31, 1999, the Company has formed BroadbandMagic.com, Inc., a wholly owned subsidiary. This subsidiary has been created primarily to market and sell the Company's products.

               EAGLE WIRELESS INTERNATIONAL, INC. AND SUBSIDIARIES
                                 BALANCE SHEETS
                                 (IN THOUSANDS)

                                     ASSETS

                                                                                                FEBRUARY 29, 2000   AUGUST 31, 1999
                                                                                                 ---------------    ---------------
                                                                                                   (UNAUDITED)         (AUDITED)
CURRENT ASSETS:
      Cash and Cash Equivalents (Note 1) .....................................................   $         7,685    $           188
      Accounts Receivable (Note 2) ...........................................................             2,006                286
      Inventories (Note 1) ...................................................................             3,537              2,356
      Prepaid Expenses .......................................................................               202                242
                                                                                                 ---------------    ---------------
           Total Current  Assets .............................................................            13,430              3,072

PROPERTY AND EQUIPMENT (NOTE 1):
      Operating Equipment ....................................................................             1,586                922
      Less: Accumulated Depreciation .........................................................              (677)              (333)
                                                                                                 ---------------    ---------------
           Total Property and Equipment ......................................................               909                589

OTHER  ASSETS:
      Security Deposits ......................................................................                20                 17
      Goodwill ...............................................................................             4,079               --
      Other ..................................................................................               266
      Investment In Affiliate (Note 9) .......................................................             6,605              6,642
                                                                                                 ---------------    ---------------
           Total Other Assets ................................................................            10,970              6,659

      TOTAL ASSETS ...........................................................................   $        25,309    $        10,320
                                                                                                 ===============    ===============

                      LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
      Accounts Payable .......................................................................   $         2,350    $           208
      Accrued Expenses .......................................................................               135                106
      Notes Payable (Note 3) .................................................................               456                 17
      Capital Lease Obligations (Note 4) .....................................................                 6                 15
      Deferred Revenues ......................................................................                53                533
      Federal Income Taxes Payable (Notes 1 & 5) .............................................               100                468
      Franchise Taxes Payable ................................................................                17                 13
      Sales Taxes Payable ....................................................................                48                 48
      Deferred Taxes (Note 5) ................................................................                14                  6
                                                                                                 ---------------    ---------------
           Total Current Liabilities .........................................................             3,179              1,414

LONG - TERM LIABILITIES:
      Capital Lease Obligations (net of current maturities) (Note 4) .........................                17                  4
      Long Term Debt, net of maturities ......................................................                14               --
      Deferred Taxes (Note 5) ................................................................                 8                  8
                                                                                                 ---------------    ---------------
           Total Long - Term Liabilities .....................................................                39                 12

SHAREHOLDERS'  EQUITY:
      Preferred Stock - $.001 par value, Authorized 5,000,000 shares
           Issued -0- shares .................................................................              --                 --
      Common Stock - $.001 par value, Authorized 100,000,000 shares
           Issued and Outstanding at February 29, 2000 and August 31,
             1999, 17,409,020 shares and 13,479,833, respectfully ............................                17                 13
      Paid in Capital ........................................................................            20,151              7,181
      Retained Earnings ......................................................................             1,923              1,700
                                                                                                 ---------------    ---------------
           Total Shareholders' Equity ........................................................            22,091              8,894

      TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY .............................................   $        25,309    $        10,320
                                                                                                 ===============    ===============

              See accompanying notes to the financial statements.

                    EAGLE WIRELESS INTERNATIONAL, INC. AND SUBSIDIARIES
                       STATEMENTS OF EARNINGS (UNAUDITED)
                                 (IN THOUSANDS)

                                                                  THREE MONTHS     THREE MONTHS      SIX MONTHS        SIX MONTHS
                                                                      ENDED           ENDED             ENDED             ENDED
                                                                   FEBRUARY 29,    FEBRUARY 28,      FEBRUARY 29,      FEBRUARY 28,
                                                                      2000             1999              2000              1999
                                                                  ------------     ------------      ------------      ------------
Net sales ...................................................     $      1,247     $        727      $      1,903      $      1,658

Costs of goods sold:
    Materials and supplies ..................................              225              159               332               344
    Direct labor and related costs ..........................              235              174               353               336
    Depreciation and amortization ...........................               17               18                34                36
    Other manufacturing costs ...............................               42               55                49               110
                                                                  ------------     ------------      ------------      ------------

Total costs of goods sold ...................................              519              406               770               826
                                                                  ------------     ------------      ------------      ------------

Gross profit ................................................              728              321             1,133               832
                                                                  ------------     ------------      ------------      ------------

Operating expenses
    Selling, general and administrative:
        Salaries and related costs ..........................              210              117               342               248
        Advertising and promotion ...........................               29               27                32                95
        Depreciation and amortization .......................               39               16                55                26
        Other support costs .................................              279              155               532               328
        Research and Development ............................              125              116               256               270
                                                                  ------------     ------------      ------------      ------------

        Total operating expenses ............................              682              431             1,216               967
                                                                  ------------     ------------      ------------      ------------


Income from operations ......................................               46             (110)              (83)             (135)

Other income
    Interest income (net) ...................................              192              188               437               364
    Other Income ............................................             --               --                   6              --
                                                                  ------------     ------------      ------------      ------------

        Total other income ..................................              192              188               443               364
                                                                  ------------     ------------      ------------      ------------

Earnings Before Income Taxes & Loss From

Minority Interest in Affiliate ..............................              238               78               361               229
                                                                  ------------     ------------      ------------      ------------

Gain/(Loss) From Minority Interest in Affiliate .............             --               --                 (37)             --

Income before income taxes ..................................              238               78               323               229

Provisions for income taxes .................................               83               24               100                80
                                                                  ------------     ------------      ------------      ------------

Net income ..................................................     $        155     $         54      $        223      $        149
                                                                  ============     ============      ============      ============


Net earnings per common share:
    Basic ...................................................     $      0.011     $      0.005      $      0.016      $      0.013
    Diluted .................................................     $      0.011     $      0.004      $      0.016      $      0.011
                                                                  ============     ============      ============      ============

Weighted average basic common shares outstanding ............       15,106,460       11,685,157        14,255,200        11,677,656

Weighted average diluted common shares outstanding ..........       15,200,710       13,320,532        14,349,450        13,313,031

See accompanying notes to the financial statements.

               EAGLE WIRELESS INTERNATIONAL, INC. AND SUBSIDIARIES
                  STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                                    UNAUDITED
                                 (in thousands)

AUGUST 31, 1998                            COMMON            PREFERRED         PAID IN           RETAINED         SHAREHOLDERS'
TO  FEBRUARY 29,  2000                      STOCK              STOCK           CAPITAL           EARNINGS            EQUITY
------------------------------------    ---------------   ---------------   ---------------   ---------------   ---------------
Total As of August 31, 1998                          12                --             5,973             1,532             7,516

Net Earnings 1999                                                                                         168               168
New Stock Issued to Shareholders
      For Services Rendered                          --                                 163                --               163
      For Exercise of Warrants                        2                               1,045                --             1,047
                                        ---------------   ---------------   ---------------   ---------------   ---------------
Total As Of August 31, 1999                         14                --              7,181             1,700             8,894

Net Earnings For The Six Months
      Ended February 29, 2000                                                                             223               223
New Stock Issued to Shareholders
      J. Nagel (Sept. 1999)                          --                --                22                --                22
      P. Barton (Sept. 1999)                         --                --                14                --                14
      For Exercise of $2.00 Warrants                 --                --               290                --               290
      For Exercise of $4.00 Warrants                  2                --             6,196                --             6,198
      For Exercise of $6.00 Warrants                 --                --             1,540                --             1,540
      For Exercise of $1.75 Warrants                 --                --                76                --                76
      For Exercise of $1.54 Warrants                 --                --               154                --               154
      For Exercise of ESOP                           --                --                 3                --                 3
      For Convertible Note                           --                --             1,535                --             1,536
      For Acquisitions and Other                      1                --             3,140                --             3,141
                                        ---------------   ---------------   ---------------   ---------------   ---------------
Total As Of February 29, 2000                        17                --            20,151             1,923            22,091

See accompanying notes to the financial statements

               EAGLE WIRELESS INTERNATIONAL, INC. AND SUBSIDIARIES
                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                  SIX MONTHS ENDED    SIX MONTHS ENDED
                                                                  FEBRUARY 29, 2000   FEBRUARY 28, 1998
                                                                  -----------------   -----------------
                                                                     (UNAUDITED)         (UNAUDITED)
Cash Flows From Operating Activities
      Net Earnings ...............................................    $   223             $   121

      Adjustments To Reconcile Net Earnings To Net Cash
           Used By Operating Activities:

           Depreciation and Amortization .........................        344                  47
           (Increase)/Decrease in Accounts Receivable ............     (1,720)               (606)
           (Increase)/Decrease in Inventories ....................     (1,181)                (83)
           (Increase)/Decrease in Prepaid Expenses ...............         40                 (11)
           Increase/(Decrease) in Accounts Payable and Accrued Exp      2,171                 (16)
           Increase/(Decrease) in Deferred Taxes .................          8                   6
           Increase/(Decrease) in Deferred Revenues ..............       (480)               --
           Increase/(Decrease) in Sales Tax Payable ..............       --                  --
           Increase/(Decrease) in Fed Inc Taxes Payable ..........       (368)               (125)
           Increase/(Decrease) in Franchise Taxes Payable ........          4                --
                                                                      -------             -------

           Total Adjustments .....................................     (1,182)               (788)
                                                                      -------             -------

      Net Cash Used By Operating Activities ......................       (959)               (667)

Cash Flows From Investing Activities
      Purchase of Property and Equipment .........................       (664)               (319)
      (Increase)/Decrease in Other Assets ........................       (232)                (28)
                                                                      -------             -------

Net Cash Used By Investing Activities ............................       (896)               (347)

Cash Flows From Financing Activities
      Increase/(Decrease) in Notes Payable and Capital Leases ....        461                 (18)
      Increase/(Decrease) in Shareholders'  Advances .............       --                   (52)
      Increase/(Decrease) in Syndication Costs ...................       --                    75
      Proceeds From Sale of Common Stock, Net ....................      8,891
                                                                      -------             -------

Net Cash Provided/(Used) By Financing Activities .................      9,352                   5

Net Increase/(Decrease) in Cash ..................................      7,497              (1,009)

Cash at the Beginning of the Year ................................        188               2,895
                                                                      -------             -------

Cash at the End of the Year ......................................    $ 7,685             $ 1,886
                                                                      =======             =======

See accompanying notes to the financial statements.

               EAGLE WIRELESS INTERNATIONAL, INC. AND SUBSIDIARIES
                          NOTES TO FINANCIAL STATEMENTS

                                FEBRUARY 29, 2000

NOTE 1 - BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES:

      Eagle Wireless International, Inc., and Subsidiaries (the Company), was incorporated as a Texas corporation on May 24, 1993 and commenced business in April of 1996. The Company and its subsidiaries, BroadbandMagic.com, Atlanticpacific Communications, Inc. and Comtel Communications are suppliers of cabling, multi-media set top devices, telecommunications equipment and related software used by service providers in the computer, paging and other wireless personal communications markets. The Company designs, manufactures, markets and services its products under the Eagle, BroadbandMagic.com and Atlanticpacific Communications, Inc. names. These products include cabling, multi-media set top devices, transmitters, receivers, controllers, software and other equipment used in personal communications systems (including paging, voice messaging and mobile data systems) and radio telephone systems.

A)    Cash and Cash Equivalents

      The Company had $5,185,398 and $29,059 invested in interest bearing accounts at February 29, 2000 and August 31, 1999, respectively.

B)    Property and Equipment

      Property and equipment are carried at cost less accumulated depreciation. Depreciation is calculated by using the straight-line method for financial reporting and accelerated methods for income tax purposes. The recovery classifications for these assets are listed as follows:

                                                  YEARS
                                                  -----
            Machinery and equipment                 7
            Furniture and Fixtures                  7

      Expenditures for maintenance and repairs are charged against income as incurred and major improvements are capitalized.

C)    Inventories

      Inventories are valued at the lower of cost or market. The cost is determined by using the FIFO method. Inventories consist of the following items:

                            FEBRUARY 29, 2000        AUGUST 31, 1999
                            -----------------        ---------------
            Raw Materials     $   2,784,271           $   1,215,003
            Work in Process         752,235               1,119,672
            Finished Goods              -0-                  21,186
                              -------------           -------------
                              $   3,536,506           $   2,355,861
                              =============           =============

D)    Research and Development Costs

      The Company's research and development costs include obligations to perform contractual services for outside parties. These costs are expensed as contract revenues are earned. Research and development costs of $124,510 and $269,980 were expensed for the periods ended February 29, 2000 and 1999, respectively. Contract revenues earned for the periods ended February 29, 2000 and 1999 were approximately $-0- and $450,000 respectively.

E)    Income Taxes

      The Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes", which requires a change from the deferral method to assets and liability method of accounting for income taxes. Timing differences exist between book income and tax income which relate primarily to depreciation methods.

               EAGLE WIRELESS INTERNATIONAL, INC. AND SUBSIDIARIES
                          NOTES TO FINANCIAL STATEMENTS
                                FEBRUARY 29, 2000

NOTE 1 - BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES: (continued)

F)    Net Earnings Per Common Share

      Net earnings per common share is shown as both basic and diluted. Basic earnings per common share are computed by dividing net income less any preferred stock dividends (if applicable) by the weighted average number of shares of common stock outstanding. Diluted earnings per common share are computed by dividing net income less any preferred stock dividends (if applicable) by the weighted average number of shares of common stock outstanding plus any dilutive common stock equivalents. The components used for the computations are shown as follows:

                                             FEBRUARY 29, 2000 FEBRUARY 28, 1999
                                             ----------------- -----------------

      Weighted Average Number of Common
          Shares Outstanding Including:
      Primary Common Stock Equivalents              14,255,200        11,677,656
      Fully Dilutive Common Stock Equivalents       14,349,450        13,313,031

G)    Impairment of Long Lived and Identifiable Intangible Assets

      The Company evaluates the carrying value of long-lived assets and identifiable intangible assets for potential impairment on an ongoing basis. An impairment loss would be deemed necessary when the estimated non-discounted future cash flows are less than the carrying net amount of the asset. If an asset were deemed to be impaired, the asset's recorded value would be reduced to fair market value. In determining the amount of the charge to be recorded, the following methods would be utilized to determine fair market value:

            1)    Quoted market prices in active markets.
            2)    Estimate based on prices of similar assets
            3)    Estimate based on valuation techniques

      As of February 29, 2000 and August 31, 1999, no impairment existed.

H)    Advertising and Promotion

      All advertising related costs are expensed as incurred. The Company does not incur any cost for direct-response advertising. For the periods ended February 29, 2000 and 1999, the Company had expensed $29,100 and $95,344, respectively.

I)    Use of Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent asset and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

               EAGLE WIRELESS INTERNATIONAL, INC. AND SUBSIDIARIES
                          NOTES TO FINANCIAL STATEMENTS
                                FEBRUARY 29, 2000

NOTE 1 - BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES: (continued)

J)    Comprehensive Income

      There were no items of other comprehensive income in 2000 and 1999, and, thus, net income is equal to comprehensive income for each of those years.

K)    Reclassification

      The Company has reclassified certain costs and expenses for the six months ended February 29, 2000 to facilitate comparison to the six months ended February 28, 1999.

NOTE 2 - ACCOUNTS RECEIVABLE:

      Accounts receivable consist of the following:

                                                 FEBRUARY 29,         AUGUST 31,
                                                     2000               1999
                                                  ----------         -----------
      Accounts Receivable                         $2,006,844         $   286,269
      Allowance for Doubtful Accounts                  - 0 -              - 0 -
                                                  ----------         -----------
      Net Accounts Receivable                     $2,006,844         $   286,269
                                                  ==========         ===========


NOTE 3 -  NOTES PAYABLE:

                                                 FEBRUARY 29,         AUGUST 31,
                                                     2000               1999
                                                  ----------         -----------
      Unsecured note to Imperial Premium
      Finance bearing interest at 15.9%,
      due $1,690 monthly until February 2001.     $   15,211         $    5,386

      Unsecured note to Central Insurance
      bearing no interest, due $1,031
      monthly until March 2000.                         --                5,220

      Unsecured note to Paula Insurance
      bearing no interest, due $373 monthly
      until March 2000.                                 --                1,124

      Unsecured note to West Coast Life
      Insurance bearing no interest, due
      $2,457 quarterly until May 2000.                  --                4,913

      Unsecured note to Imperial Premium
      Finance bearing interest at 6.5%, due
      $5,786 monthly until April  2000.               11,571               --

      $50,000 Line-of-Credit,
      secured by accounts receivable
      Atlanticpacific Communications bearing
      interest at 9.5%, interest
      payable monthly, principal due on demand,
      or if no demand made, due August 2000           43,621               --

               EAGLE WIRELESS INTERNATIONAL, INC. AND SUBSIDIARIES
                          NOTES TO FINANCIAL STATEMENTS
                                FEBRUARY 29, 2000

NOTE 3 -  NOTES PAYABLE: (continued)
          -------------

      Note to Compass Bank, secured by
      accounts receivable of Atlanticpacific
      Communications, bearing interest at
      9.5%, interest payable monthly,
      principal due April 2001                        13,709               --

      Note to Southwest Bank secured by accounts
      receivable of Atlanticpacific Communications,
      interest at 2% over prime                      125,022               --

      Note payable, secured by inventory And
      assignment of life insurance Policies,
      principal payable in monthly Installments
      of $2,984, including interest At prime plus
      2%, due on demand or, If no demand made, due
      January 2001 Security is accounts receivable    32,822               --

      $250,000 Line-of-Credit, secured by accounts
      receivable of Comtel Communications, inventory
      and assignment of life insurance policies,
      bearing interest at prime plus 1%, interest
      payable monthly, principal due on demand,
      or if no demand made, due August 2000          228,000               --
                                                  ----------         -----------

            Total                                 $  469,957             16,643
            Less Current Portion of
               Long - Term Debt                      456,218             16,643
                                                  ----------         -----------

            Total Long - Term Debt                $   13,709         $    - 0 -
                                                  ==========         ===========


NOTE 4 - CAPITAL LEASE OBLIGATIONS:

                                                 FEBRUARY 29,         AUGUST 31,
                                                     2000               1999
                                                  ----------         -----------
      Equipment lease with Konica bearing
      interest at 8.9%, payable in monthly
      installments of $445; due Aug. 2001.        $    7,840         $    9,720

      Equipment lease with IKON Office
      Solutions bearing interest at 18% payable
      in monthly installments of
      $105; due March 2000.                              108                695

      Software lease with Manifest Group
      bearing interest at 14%, payable in
      monthly installments of $751; due
      August 2000.                                     4,366              8,487

      Vehicle lease with GE Capital
      Bearing interest, payable in monthly
      Installments of $465; due June 2002              6,560               --

      Equipment lease with GE Capital
      Bearing interest at 10%, payable in monthly
      Installments of $572; due March, 2000              598               --

               EAGLE WIRELESS INTERNATIONAL, INC. AND SUBSIDIARIES
                          NOTES TO FINANCIAL STATEMENTS
                                FEBRUARY 29, 2000

NOTE 4 - CAPITAL LEASE OBLIGATIONS: (continued)
         -------------------------

      Equipment lease with GE Capital
      Bearing interest, payable in monthly
      Installments                                     4,190               --
                                                  ----------         -----------


       Total Obligations                              23,662             18,902
             Less Current Portion of
               Lease Obligations                       6,136             15,047
                                                  ----------         -----------
             Total Long - Term Capital
             Lease Obligations                     $  17,486         $    3,855
                                                  ==========         ===========

      The capitalized lease obligations are collateralized by the related equipment acquired with a net book value of approximately $26,604 and $ 29,600 at February 29, 2000 and August 31, 1999, respectively. The future minimum lease payments under the capital leases and the net present value of the future lease payments at February 29, 2000 and August 31, 1999 are as follows:

                                                 FEBRUARY 29,         AUGUST 31,
                                                     2000               1999
                                                  ----------         -----------
      Total minimum lease payments                $   31,148         $   20,405
      Less:  Amount representing interest              7,486              1,503
                                                  ----------         -----------
      Present value of net minimum
          lease payments                          $   31,148         $   18,902
                                                  ==========         ===========

            Future obligations under the lease terms are:

                   PERIOD ENDING
                    FEBRUARY 29,                   AMOUNT
                    -----------                --------------
                       2001                    $       20,337
                       2002                             8,602
                       2003                             2,209
                                               --------------
                           Total               $       31,148
                                               ==============

NOTE 5 - INCOME TAXES:

      As discussed in note 1, the Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes". Implementation of SFAS 109 did not have a material cumulative effect on prior periods nor did it result in a change to the current year's provision.

A) The effective tax rate for the Company is reconcilable to statutory tax rates as follows:

                                                     AUGUST 31,
                                                 ------------------
                                                 1999         1998
                                                 -----        -----
                                                   %            %
            U.S. Federal Statutory Tax Rate         34           34
            U.S. Valuation Difference                1           (1)
                                                 -----        -----
            Effective U.S. Tax Rate                 35           33
            Foreign Tax Valuation                - 0 -        - 0 -
                                                 -----        -----
            Effective Tax Rate                      35           33
                                                 =====        =====

               EAGLE WIRELESS INTERNATIONAL, INC. AND SUBSIDIARIES
                          NOTES TO FINANCIAL STATEMENTS
                                FEBRUARY 29, 2000

NOTE 6 - PREFERRED STOCK, STOCK OPTIONS AND WARRANTS:

      In July 1996, the Board of Directors and majority shareholders authorized 5,000,000 shares of Preferred Stock with a par value of $0.001. As of February 29, 2000, no Preferred Stock has been issued.

      In July 1996, the Board of Directors and majority shareholders adopted an employee stock option plan under which 400,000 shares of Common Stock have been reserved for issuance. The options granted for under this plan are to purchase fully paid and non-assessable shares of the Common Stock, par value $.001 per share at a price equal to the underlying common stock's market price at the date of issuance. These options may be redeemed six months after issuance, expire five years from the date of issuance and contain a cash-less exercise feature. The underlying shares of common stock were registered for resale under the Securities Act of 1933 on February 19, 1999. As of February 29, 2000, 192,407 options have been granted pursuant to such plan with 41,875 being exercised and 10,250 expired.

      In May of 1996, the Company received an aggregate of $375,000 in bridge financing in the form of interest-free convertible notes from unaffiliated individuals. Holders of $369,000 of these notes converted into 369,000 shares of Company common stock, and the balance of $6,000 was retired in November of 1996. In conjunction with the issuance of such indebtedness, the Company has issued such investors $.50 Warrants to purchase 375,000 shares of common stock, and $5.00 Warrants to purchase up to 375,000 shares of common stock. As of February 29, 2000, all such warrants had been exercised or had expired.

      The Company has issued the following warrants that have since been exercised or expired:

            700,000 stock purchase warrants which expire July 2000. The warrants are to purchase fully paid and non-assessable shares of the common stock, par value $.001 per share at a purchase price of $.01 per share. These warrants were exercised as of August 31, 1997.

            1,050,000 stock purchase warrants which expire July 1999. The warrants are to purchase fully paid and non-assessable shares of the common stock, par value $.001 per share at a purchase price of $.05 per share. These warrants, however, are not exercisable until and unless the shares of Common Stock trade at a minimum of $5.50 per share for twenty consecutive trading days, yet still expire July 1999 if not exercised. During April 1999, the Company's Board of Directors removed the requirement that the Company's common stock trade at a price of no less than $5.50 per share for twenty consecutive trading days provided that the holders of the warrants exercise the warrants prior to the expiration date and remit to the Company a fee of $.70 per underlying share upon exercise of the warrants. Prior to expiration, 1,037,500 warrants had been exercised whereas 12,500 warrants expired.

            1,375,000 stock purchase warrants which expire July 1999. The warrants are to purchase fully paid and non-assessable shares of the common stock, par value $.001 per share at a purchase price of $.50 per share. These warrants, however, are not exercisable until and unless the shares of Common Stock trade at a minimum of $5.50 per share for twenty consecutive trading days, yet still expire July 1999 if not exercised. During April 1999, the Company's Board of Directors removed the requirement that the Company's common stock trade at a price of no less than $5.50 per share for twenty consecutive trading days provided that the holders of the warrants exercise the warrants prior to the expiration date and remit to the Company a fee of $.25 per underlying share upon exercise of the warrants. Prior to expiration, 1,325,000 warrants had been exercised whereas 50,000 warrants expired.

               EAGLE WIRELESS INTERNATIONAL, INC. AND SUBSIDIARIES
                          NOTES TO FINANCIAL STATEMENTS
                                FEBRUARY 29, 2000

      NOTE 6 - PREFERRED STOCK, STOCK OPTIONS AND WARRANTS: (continued)

            425,000 stock purchases warrants that expire July 1999. The warrants are to purchase fully paid and non-assessable shares of the common stock, par value $.001 per share at a purchase price of $5.00 per share. These warrants are subject to restrictions regarding the timing of exercise. The underlying shares of common stock were registered for resale on September 4, 1997 under the Securities Act of 1933. Prior to expiration, no warrants had been exercised whereas 425,000 warrants expired.

            43,641 stock purchase warrants which expire October 7, 2002. The warrants are to purchase fully paid and non-assessable shares of the common stock, par value $.001 per share, at a purchase price of $1.75 per share. These warrants were exercised as of February 29, 2000.

            100,000 stock purchase warrants which expire October 7, 2002. The warrants are to purchase fully paid and non-assessable shares of the common stock, par value $.001 per share, at a purchase price of $1.54 per share. These warrants were exercised as of February 29, 2000.

            The Company has issued 450,000 shares of common stock in exchange for the cancellation of the following warrants as of February 29, 1999:

            150,000 stock purchase warrants. The warrants are to purchase fully paid and non-assessable shares of the common stock, par value $.001 per share at a purchase price of $1.50 per share. These warrants, however, are not exercisable until and unless the shares of Common Stock trade at a minimum of $4.00 per share for sixty-one consecutive trading days. The underlying shares of common stock were registered for resale under the Securities Act of 1933 on March 19, 1999. These warrants will expire on March 19, 2000.

            150,000 stock purchase warrants. The warrants are to purchase fully paid and non-assessable shares of the common stock, par value $.001 per share at a purchase price of $2.00 per share. These warrants, however, are not exercisable until and unless the shares of Common Stock trade at a minimum of $5.50 per share for sixty-one consecutive trading days. The underlying shares of common stock were registered for resale under the Securities Act of 1933 on March 19, 1999. These warrants will expire on March 19, 2000.

            50,000 stock purchase warrants which expire August 31 2000. The warrants are to purchase fully paid and non-assessable shares of the common stock, par value $.001 per share, at a purchase price of $2.00 per share. If, however, the closing bid price of the Common Stock shall have equaled or exceeded $5.50 per share for a period of twenty consecutive trading days at any time, the Company may redeem the warrants by paying holders $.05 per warrant. As of August 31, 1999, the underlying shares of common stock have not yet been registered for resale under the Securities Act of 1933.

            200,000 stock purchase warrants. The warrants are to purchase fully paid and non-assessable shares of the common stock, par value $.001 per share at a purchase price of $3.00 per share. These warrants, however, are not exercisable until and unless the shares of Common Stock trade at a minimum of $7.50 per share for sixty-one consecutive trading days. The underlying shares of common stock were registered for resale under the Securities Act of 1933 on March 19, 1999. These warrants will expire on March 19, 2000.

               EAGLE WIRELESS INTERNATIONAL, INC. AND SUBSIDIARIES
                          NOTES TO FINANCIAL STATEMENTS
                                FEBRUARY 29, 2000

NOTE 6 - PREFERRED STOCK, STOCK OPTIONS AND WARRANTS: (continued)

            200,000 stock purchase warrants. The warrants are to purchase fully paid and non-assessable shares of the common stock, par value $.001 per share at a purchase price of $5.00 per share. These warrants, however, are not exercisable until and unless the shares of Common Stock trade at a minimum of $10.00 per share for thirty-one consecutive trading days. These warrants will expire three years from the date of effective registration of the underlying shares of common stock. As of August 31, 1999, the underlying shares of common stock have not yet been registered for resale under the Securities Act of 1933 and thus have no set expiration date.

            200,000 stock purchase warrants. The warrants are to purchase fully paid and non-assessable shares of the common stock, par value $.001 per share at a purchase price of $7.00 per share. These warrants, however, are not exercisable until and unless the shares of Common Stock trade at a minimum of $12.00 per share for thirty-one consecutive trading days. These warrants will expire three years from the date of effective registration of the underlying shares of common stock. As of August 31, 1999, the underlying shares of common stock have not yet been registered for resale under the Securities Act of 1933 and thus have no set expiration date.

            200,000 stock purchase warrants. The warrants are to purchase fully paid and non-assessable shares of the common stock, par value $.001 per share at a purchase price of $9.00 per share. These warrants, however, are not exercisable until and unless the shares of Common Stock trade at a minimum of $14.00 per share for thirty-one consecutive trading days. These warrants will expire five years from the date of effective registration of the underlying shares of common stock. As of August 31, 1999, the underlying shares of common stock have not yet been registered for resale under the Securities Act of 1933 and thus have no set expiration date.

            200,000 stock purchase warrants. The warrants are to purchase fully paid and non-assessable shares of the common stock, par value $.001 per share at a purchase price of $11.00 per share. These warrants, however, are not exercisable until and unless the shares of Common Stock trade at a minimum of $16.00 per share for thirty-one consecutive trading days. These warrants will expire five years from the date of effective registration of the underlying shares of common stock. As of August 31, 1999, the underlying shares of common stock have not yet been registered for resale under the Securities Act of 1933 and thus have no set expiration date.

               EAGLE WIRELESS INTERNATIONAL, INC. AND SUBSIDIARIES
                          NOTES TO FINANCIAL STATEMENTS
                                FEBRUARY 29, 2000

NOTE 6 - PREFERRED STOCK, STOCK OPTIONS AND WARRANTS: (continued)

            The Company has issued and outstanding the following warrants which have not yet been fully exercised at February 29, 2000:

            5,033,334 Class A stock purchase warrants which expire August 31, 2000. The warrants are to purchase fully paid and non-assessable shares of the common stock, par value $.001 per share at a purchase price of $4.00 per share. If, however, the closing bid price of the Common Stock shall have equaled or exceeded $5.50 per share for a period of twenty consecutive trading days at any time, the Company may redeem the Class A Warrants by paying holders $.05 per Class A Warrant. The underlying shares of common stock were registered for resale on September 4, 1997 under the Securities Act of 1933. As of February 29, 2000, 1,556,900 warrants had been exercised.

            5,033,334 Class B stock purchase warrants which expire August 31, 2000. The warrants are to purchase fully paid and non-assessable shares of the common stock, par value $.001 per share, at a purchase price of $6.00 per share. If, however, the closing bid price of the Common Stock shall have equaled or exceeded $7.50 per share for a period of twenty consecutive trading days at any time, the Company may redeem the Class B Warrants by paying holders $.05 per Class B Warrant. The underlying shares of common stock and Class B Warrants were registered for resale on September 4, 1997 under the Securities Act of 1933. As of February 29, 2000, 245,000 warrants had been exercised.

            These warrant trade under the symbol "EAG/WS/B".

            1,050,000 Class C stock purchase warrants which expire August 31 2000. The warrants are to purchase fully paid and non-assessable shares of the common stock, par value $.001 per share, at a purchase price of $2.00 per share. If, however, the closing bid price of the Common Stock shall have equaled or exceeded $5.50 per share for a period of twenty consecutive trading days at any time, the Company may redeem the Class C Warrants by paying holders $.05 per Class C Warrant. The underlying shares of common stock were registered for resale on September 4, 1997 under the Securities Act of 1933. As of February 29, 2000, 145,000 warrants had been exercised.

      The warrants outstanding are segregated into four categories (exercisable, non-exercisable, non-registered, and expired). They are summarized as follows:

                 WARRANTS ISSUED              WARRANTS EXERCISABLE                 WARRANTS                  WARRANTS EXPIRED
                   FEBRUARY 29,                    FEBRUARY 29,           ----------------------------         FEBRUARY 29,
CLASS OF  ------------------------------  -----------------------------        NON            NON       ---------------------------
WARRANTS       2000             1999         2000              1998         EXERCISED      REGISTERED      2000             1998
--------  -------------    -------------  ------------     ------------   -------------  -------------  -----------       ---------
   4.00       5,033,334        5,033,334     3,468,934        5,033,334            --             --           --               --
   6.00       5,033,334        5,033,334     4,788,334        5,033,334            --             --           --               --
   2.00       1,050,000        1,050,000       905,000        1,050,000            --             --           --               --

   ESOP            --    *          5000                           --              --             --           --               --
   ESOP         192,407           80,375        82,250           9,875          128,282           --         41,875             --

      An asterisk (*) denotes warrants which would have an anti-dilutive effect if currently used to calculate earnings per share for the year ended August 31, 1999.

               EAGLE WIRELESS INTERNATIONAL, INC. AND SUBSIDIARIES
                          NOTES TO FINANCIAL STATEMENTS
                                FEBRUARY 29, 2000

NOTE 7 - SEGMENT INFORMATION:

      The Company had gross revenues of $1,247,158 and $727,087 for the six months ended February 29, 2000 and 1999, respectively. The following parties individually represent a greater than ten percent of these revenues.

                                   FEBRUARY 29, 2000        FEBRUARY 29, 1999
                               -----------------------   -----------------------
      CUSTOMER                   AMOUNT     PERCENTAGE     AMOUNT     PERCENTAGE
      ----------------------   ----------   ----------   ----------   ----------
      Link - Two ...........   $   39,215        .05 %      246,192         34 %
      RFTL .................   $     --           -- %      356,534         49 %


NOTE 8 - INVESTMENT IN LINK - TWO COMMUNICATIONS, INC.:

      The Company and Link - Two Communications, Inc. (Link II) have executed an agreement, whereby the Company would receive up to an eight percent equity interest in Link II in lieu of accruing finance charges on the outstanding balance owed by Link II to the Company. Under the agreement, equity in Link II was earned at a rate of 0.2% per month per $100,000 payable and outstanding for more than thirty days. At February 29, 2000 and 1999, the Company had earned a 5.0% and 5.0%, respectively, minority equity interest in Link II. This is evidenced by the issuance of 240,000 shares of Link II common stock to the Company. As of August 31, 1999 and 1998, the Company has recorded it share of losses in this unconsolidated affiliate. The loss as a minority shareholder totaled $91,678 and $28,663, respectively. The Company has reclassified its balances due from Link II as additional advances to affiliates.

      Certain principal stockholders (or affiliates thereof) of the Company, including James Futer, executive vice president, director, and chief operating officer, and A.L. Clifford, a director of the Company, are also principal stockholders of Link II. Mr. Clifford is also the chairman, president, and chief executive officer of Link II and Dr. Cubley is a director of Link II. Subsequent to August 31, 1999, Link II has entered into negotiations to acquire existing paging operations in Dallas, San Antonio and Houston. Additionally the company is currently negotiating with a utility company to install wireless meter reading equipment which will utilize the Link II radio frequency licenses and equipment.

      On October 1, 1999, Link II refinanced its existing accounts payable to Eagle Wireless International through the issuance of a $733,571 ten percent (10%) note secured by all lease station licenses and a $6,000,000 ten percent (10%) note secured by all assets (excluding licenses). These notes are due September 1, 2000. During October 1999, the Company pledged as collateral on a $4,500,000 convertible note, the $6,000,000 note receivable and its underlying collateral.

NOTE 9 - RISK FACTORS:

      For the months ended February 2000 and 1999, substantially all of the Company's business activities have remained within the United States and have been extended to the wireless infrastructure industry. Approximately fifty-three percent of the Company's revenues and receivables have been created solely in the state of Texas, one percent have been created in the international market, and the approximate forty-six remainder has been created relatively evenly over the rest of the nation during the three months ended February 29, 2000. Approximately eighty-seven percent of the Company's revenues and receivables have been created solely in the state of Texas, one percent have been created in the international market, and the approximate twelve percent remainder has been created relatively evenly over the rest of the nation during the three months ended February 29, 1999.

               EAGLE WIRELESS INTERNATIONAL, INC. AND SUBSIDIARIES
                          NOTES TO FINANCIAL STATEMENTS
                                FEBRUARY 29, 2000

NOTE 9 - RISK FACTORS: (continued)

      Through the normal course of business, the Company generally does not require its customers to post any collateral. However, because Link II constitutes 43% and 60% of the Company's gross revenues and 64% and 60% of its gross assets for the years ended August 31, 1999 and 1998, respectively, the two companies have reached an agreement whereby the Company has received a minority interest in Link II based upon accounts receivable and has fully collateralized the debt. (See Note 9)

      Although the Company has concentrated its efforts in the wireless infrastructure industry and convergent set top market during the years ended August 31, 1999 and for the six months ended February 29, 2000 it is management's belief that the Company faces little credit or economic risk due to the continuous growth the market is experiencing.

NOTE 10 - FOREIGN OPERATIONS:

      Although the Company is based in the United States, its product is sold on the international market. Presently, international sales total approximately 1% and 2% at February 29, 2000 and 1999, respectfully.

NOTE 11 - COMMITMENTS AND CONTINGENT LIABILITIES:

      The Company leases its primary office space for $10,000 per month with Space Industries, Inc. ("Space"). This non-cancelable lease commenced on July 1, 1999 and expires on March 29, 2001. In addition to the monthly rental, the Company will issue 100,000 shares of its common stock to Space. Space will have the right to sell no more than 10,000 shares per month until all shares have been sold. Additionally, Space will have the right to put to the Company all unsold shares held by Space in exchange for a payment calculated using the following formula:

            $173,000 - (gross proceeds from stock sales above $1.70 per share) minus ($1.73 x quantity of shares sold below $1.70 per share)

      It is understood and agreed, and it is the intention of both parties, that this put right will provide Space with a guarantee that, so long as (a) Space does not sell or otherwise dispose of the common stock for less than $1.70 per share, and (b) Space exercises its put right between August 15, 2000 and August 31, 2000, Space will receive a minimum economic benefit of at least $170,000 from the common stock issued by the Company to Space. For the periods ending February 29, 2000 and 1999, rental expenses of $119,097 and $23,793 respectively, were incurred.

            Future obligations under the non-cancelable lease terms are:

                  PERIOD ENDING
                   NOVEMBER 30,                   AMOUNT
                  -------------                 ----------
                      2000                      $  109,428
                      2001                      $  127,666

      During the year ended August 31, 1998, the Company entered into an agreement with a public relations consultant whereby the consultant will develop, implement, and maintain an ongoing program to increase the investment community's awareness of the Company's activities and to stimulate the investment community's interest in the Company. As compensation for these services, the consultant will be paid $5,000 per month. Additionally, the consultant will receive options to purchase 100,000 shares of the Company's common stock for $1.00 per share. The delivery of the options to purchase the 100,000 shares of common stock is contingent upon the attainment of certain objective criteria as outlined in the July 16, 1998 agreement between the Company and the public relations consulting firm. At August 31, 1999, these options have been issued and exercised.

               EAGLE WIRELESS INTERNATIONAL, INC. AND SUBSIDIARIES
                          NOTES TO FINANCIAL STATEMENTS
                                FEBRUARY 29, 2000

NOTE 11 - COMMITMENTS AND CONTINGENT LIABILITIES: (continued)

      The Company has been named as defendant in a lawsuit involving the Company's previous landlord with regard to breach of the lease. The Company has counter-claimed, also alleging breach of the lease. The Company intends to vigorously defend this matter as well as prosecute its counter-claim.

      The Company has provided a finance company a limited manufacturer's guarantee for an amount not to exceed $910,845 for equipment and services sold to a customer of the Company. In the event of default by the customer, after a minimum period of ninety days from the date default is declared and after having exhausted all available remedies against the customer, the finance company may seek payment directly from the Company. Under this guarantee, the Company may elect to assume the lease from the finance company under the original terms and conditions or may elect to pay all amounts due in arrears under the original agreement and pay-off the lease through a one-time payment of the unamortized balance. The company is currently negotiating with the lease company to purchase these certain assets.

NOTE 12 - EARNINGS PER SHARE:

      The following table sets forth the computation of basic and diluted earnings per share:

                                                                                        FOR THE 6 MONTHS ENDED FEBRUARY, 2000
                                                                                 ---------------------------------------------------
                                                                                                   (IN THOUSANDS)
                                                                                     INCOME            SHARES           PER-SHARE
                                                                                   (NUMERATOR)      (DENOMINATOR)        AMOUNT
                                                                                 ===============   ===============   ===============
           Net Income ........................................................   $           223

           Basic EPS:
             Income available to common stockholder ..........................   $           223            14,255   $         0.016

           Effect of Dilutive Securities:
             Warrants ........................................................             - 0 -             - 0 -
                                                                                 ---------------   ---------------

           Diluted EPS:
             Income available to common stockholders
               and assumed conversions .......................................   $           223            14,255   $         0.016
                                                                                 ===============   ===============   ===============

                                                                                          FOR THE YEAR ENDED AUGUST , 1999
                                                                                 ---------------------------------------------------
                                                                                     INCOME            SHARES          PER-SHARE
                                                                                   (NUMERATOR)      (DENOMINATOR)        AMOUNT
                                                                                 ===============   ===============   ===============
           Net Income ........................................................   $           168

           Basic EPS:
             Income available to common stockholder ..........................   $           168            12,000   $          0.01

           Effect of Dilutive Securities:
             Warrants ........................................................             - 0 -             - 0 -
                                                                                 ---------------   ---------------

           Diluted EPS:
             Income available to common stockholders
               and assumed conversions .......................................   $           168            12,000   $          0.01
                                                                                 ===============   ===============   ===============

           For the November 30, 1999 and August 31, 1999, anti-dilutive securities existed. (see Note 6)

               EAGLE WIRELESS INTERNATIONAL, INC. AND SUBSIDIARIES
                          NOTES TO FINANCIAL STATEMENTS
                                FEBRUARY 29, 2000

NOTE 13- EMPLOYEE STOCK OPTION PLAN:

      In July 1996, the Board of Directors and majority stockholders adopted a stock option plan under which 400,000 shares of the Company's common stock have been reserved for issuance. Under this plan, as of February 29, 2000 and 1999, 192,407 and 85,375 warrants have been issued to various employees. Of these outstanding warrants, 29,000 were exercised for the year ended August 31, 1999 and none for the year ended August 31, 1998. Additionally, 10,250 warrants have expired as of August 31, 1999.

NOTE 14 - RETIREMENT PLANS:

      During October 1997, the Company initiated a 401(k) plan for its employees, which is funded through the contributions of its participants. This plan maintains that the Company will match up to 3% of each participant's contribution. For the months ended February 29, 2000 and 1999, employee contributions were approximately $134,717 and $44,802, respectively. The Company matched approximately $39,385 and $28,634 respectively for those same periods.

NOTE 15 - MAJOR CUSTOMER:

      As of February 29, 2000, the Company had a receivable due from Link - Two Communications (Link II) in the amount of $6,641,892. This account receivable has been converted to a note receivable (see Note 9). As of August 31, 1999, Link II is continuing to sell equity securities, assets, and products that are being used to retire this note receivable. This receivable is secured by substantially all assets of Link II including radio frequency licenses that have been valued by outside appraisal firms to in excess of twenty million dollars. In August 1999, Link II commenced operations of its nationwide two-way messaging system. Based upon the aforementioned, management believes the risks involved with this receivable are minimal.

NOTE 16 -   BUSINESS COMBINATIONS

      Effective January 1, 2000, the Company acquired Atlanticpacific Communications, Inc. in a business combination accounted for as purchase. Atlanticpacific Communications, Inc. is primarily in the business of nationwide sales and installation of fiber optic and Internet wiringto commercial customers. The results of operations are included in the accompanying financial statements since the date of acquisition. The Company issued 518,919 shares in restricted stock and assumed certain notes and accounts payable. Additionally, the principal shareholders of Atlanticpacific Communications, Inc. can earn an additional 3,000,000 shares of the Company's common stock based on accumulated sales goals. Under the terms of this agreement, the Company will issue an additional 500,000 shares at $10,000,000 in accumulated sales, 1,000,000 shares at $30,000,000 in accumulated sales and 1,500,000 shares at $60,000,000 in accumulated sales. The total cost of the acquisition exceeded the fair value of the assets by $2,568,210. This excess is being amortized over fifteen years.

      Effective January 1, 2000, the Company acquired Comtel Communications, Inc. in a business combination accounted for as purchase. Comtel Communications, Inc. is primarily in the business of nationwide sales and installation of fiber optic and Internet wiringto commercial customers. The results of operations are included in the accompanying financial statements since the date of acquisition. The Company issued 300,000 shares in restricted stock for the net assets of Comtel Communications, Inc. The total cost of the acquisition exceeded the fair value of the assets by $1,455,362. This excess is being amortized over fifteen years.

               EAGLE WIRELESS INTERNATIONAL, INC. AND SUBSIDIARIES
                          NOTES TO FINANCIAL STATEMENTS
                                FEBRUARY 29, 2000

NOTE 16 -   BUSINESS COMBINATIONS(CONTINUED)

      The following summarized pro forma (unaudited) information assumes the transactions related to Eagle Wireless International, Inc., (EAG) Atlanticpacific Communications, Inc., (APC) and Comtel Communications, Inc., (CTC):

                                   1999 PRO FORMA INFORMATION
                                         (In Thousands)

                                         EAG                APC               CCT                ADJ.         COMBINED TOTAL
                                   ---------------    ---------------    ---------------   ---------------    ---------------
Net  Sales .....................   $         2,217    $         1,567    $         4,135                      $         7,919
Cost of Goods Sold .............             1,337              1,207              3,249                                5,793
                                   ---------------    ---------------    ---------------   ---------------    ---------------
Gross Profit ...................               880                360                886                                2,126
Operating Expenses .............             1,319                853                850                                3,022
                                   ---------------    ---------------    ---------------   ---------------    ---------------
Income (loss) from operations ..              (439)              (493)                36                                 (896)
Other, net .....................               697                (11)                                                    686
                                   ---------------    ---------------    ---------------   ---------------    ---------------

Income before income taxes .....               258               (504)                36                                 (210)
Income taxes ...................                91               --                   15              (106)              --
                                   ---------------    ---------------    ---------------   ---------------    ---------------
Net income .....................   $           167    $          (504)   $            21   $           106    $          (210)
                                   ===============    ===============    ===============   ===============    ===============

NOTE 16 - SUBSEQUENT EVENTS:

      Through March 17, 2000, the Company has received an additional $4,745,964 from the exercise of all warrants.

CHANGES AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL
DISCLOSURE

      There have been no disagreements concerning matters of accounting principals or financial statement disclosure between Eagle and McManus & Company of the type requiring disclosure hereunder.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF OFFICERS AND DIRECTORS

      Under Texas law, a corporation may indemnify its officers, directors, employees and agents under certain circumstances, including indemnification of such person against liability under the Securities Act of 1933. True and correct copies of Articles 2.02 and 2.02.1 of the Texas Business Corporations Act that address indemnification of officers, directors, employees and agents is attached hereto as Exhibit 99.1.

      In addition, Article 2.02-1(B) of the Texas Business Corporation Act and Eagle's Articles of Incorporation and Bylaws provide that a director of this corporation shall not be personally liable to the corporation or its stockholders for monetary damages due to breach of fiduciary duty as a director except for liability in circumstances which (1) the person is found liable on the basis that personal benefit was improperly received by him, whether or not the benefit resulted from an action taken in the person's official capacity; or
(2) the person is found liable to the corporation.

      The effect of these provisions may be to eliminate the rights of Eagle and its stockholders (through stockholders' derivative suit on behalf of Eagle) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (1) - (2) of the preceding paragraph.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following sets forth the expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions. Eagle shall bear all such expenses. All amounts set forth below are estimates, other than the SEC registration fee.

SEC Registration Fee                      $ 3,159.36
Accounting Fees and Expenses              $25,000.00
Miscellaneous                             $ 5,000.00
                                          ----------
TOTAL                                     $33,159.36
                                          ----------
RECENT SALES OF UNREGISTERED SECURITIES

      In September 1999, Eagle issued 61,667 shares of common stock to two individuals for $36,317. Eagle believes that this transaction was exempt from registration pursuant to Section 4(2) of the Act as transactions by an issuer not involving any public offering.

      In October 1999, Eagle issued a convertible note in the amount of $1,500,000. Eagle that this transaction was exempt from registration pursuant to
Section 4(2) of the Act as a transaction by an issuer not involving any public offering.

      In February 2000, Eagle issued 518,919 shares of common stock to the selling stockholders of Atlantic Pacific Communications, Inc. Eagle believes that this transaction was exempt from registration pursuant to Section 4(2) of the Act as transactions by an issuer not involving any public offering.

      In February 2000, Eagle issued 300,000 shares of common stock to Comtel Communications, Inc. for the net assets of Comtel Communications, Inc. Eagle believes that this transaction was exempt from registration pursuant to Section 4(2) of the Act as transactions by an issuer not involving any public offering.

      In April 2000, Eagle issued 50,000 shares of common stock to the selling stockholders of eToolz, Inc. Eagle believes that this transaction was exempt from registration pursuant to Section 4(2) of the Act as transactions by an issuer not involving any public offering.

      In April 2000, Eagle issued 50,000 shares of common stock to Kason, Inc. in exchange for services rendered. Eagle believes that this transaction was exempt from registration pursuant to Section 4(2) of the Act as transactions by an issuer not involving any public offering.

      In March 2000, Eagle issued 40,000 shares of common stock to Charterbridge Financial Communications, Inc. in connection with a consulting agreement between Eagle and Charterbridge. Eagle believes that this transaction was exempt from registration pursuant to Section 4(2) of the Act as transactions by an issuer not involving any public offering.

      In May 2000, Eagle issued 600,000 shares of common stock to Paladin Associates in connection with the Consulting and Financial Placement Agreement between Eagle and Paladin. Eagle believes that this transaction was exempt from registration pursuant to Section 4(2) of the Act as transactions by an issuer not involving any public offering.

      In June 2000, Eagle issued at total of 9,468 shares of common stock to five persons in exchange for services rendered by each person for the benefit of Eagle. Eagle believes that this transaction was exempt from registration pursuant to Section 4(2) of the Act as transactions by an issuer not involving any public offering.

      In June 2000, Eagle issued at total of 100,000 shares of common stock to Hampton-Porter, Investment Bankers, LLC for services rendered under an Investment Banking Agreement. Eagle believes that this transaction was exempt from registration pursuant to Section 4(2) of the Act as transactions by an issuer not involving any public offering.

   EXHIBITS
      #           DESCRIPTION
   --------       -----------
    3.1           Eagle Wireless International, Inc.                     Incorporated by reference to the Form SB-2 registration
                  Articles of Incorporation, as amended                  statement (SEC File No. 333-20011)

    3.1(a)        Amendment to the Articles of                           Incorporated by reference to the Form SB-2 registration
                  Incorporation                                          statement (SEC File No. 333-20011)

    3.2           By-laws                                                Incorporated by reference to the Form SB-2 registration
                                                                         statement (SEC File No. 333-20011)

    4.1           Form of Common Stock Certificate                       Incorporated by reference to the Form SB-2 registration
                                                                         statement (SEC File No. 333-20011)

    5.1           Legal Opinion of Richard O. Weed                       Filed electronically herewith

    10.1          Consulting Agreement with OTC Communications Corp.     Incorporated by reference to the Form S-8 registration
                                                                         statement filed March 19, 1999, (SEC File No. 333-74729)

    10.2          Fee Agreement for Professional Services                Filed electronically herewith
                  (Richard O. Weed)

    23.1          Consent of McManus & Co., P.C.                         Filed electronically herewith
    23.2          Consent of Richard O. Weed                             Filed electronically herewith

    99.1          Texas Business Corporations Act                        Filed electronically herewith
                  Articles 2.02 and 2.02.1

UNDERTAKINGS

1.    The undersigned registrant hereby undertakes:

      (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

            (i) include any prospectus required by section 10(a)(3) of the Securities Act;

            (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

            (iii) include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement provided, however, that paragraphs
                  (1)(i) and (1)(ii) do not apply if the information required to be included in a post- effective amendment by those paragraphs is contained in periodic reports filed by Eagle pursuant to
                  Section 13 or Section 5(d) of the Exchange Act that are incorporated by reference in the registration statement.

      (b) That, for the purpose of determining liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the termination of the offering.

2. The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

                                   SIGNATURES

      In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements of filing on Form SB-2 and has duly caused this registrations statement to be signed on its behalf by the undersigned, thereon duly authorized in the City of League City, Texas on July 3, 2000.

                               Eagle Wireless International, Inc.
                               a Texas corporation

                               By: /S/ DEAN CUBLEY
                               Name: H. Dean Cubley
                               Title: Chief Executive Officer

Pursuant to the requirement of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on July 3, 2000.

                         SIGNATURE                                         TITLE                           DATE
                         ---------                                         -----                           ----
          /S/        H. DEAN CUBLEY                    President, Chief Executive Officer, and         July 3, 2000
          -------------------------------------------- Director
                     H. Dean Cubley
                                                                                                       July 3, 2000
          /S/        RICHARD ROYALL                    Chief Financial Officer
          --------------------------------------------
                     Richard Royall
                                                                                                       July 3, 2000
          /S/        CHRISTOPHER W. FUTER              Vice President, Director
          --------------------------------------------
                     Christopher W. Futer
                                                                                                       July 3, 2000
          /S/        A.L. CLIFFORD                     Director
          --------------------------------------------
                     A.L. Clifford
                                                                                                       July 3, 2000
          /S/        GLENN A. GOERKE                   Director
          --------------------------------------------
                     Glenn A. Goerke